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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

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Badger Meter, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BADGER METER, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 2023

The Annual Meeting of the Shareholders of Badger Meter, Inc. will be held at the Badger Meter headquarters in the Customer Experience Center, 4545 West Brown Deer Road, Milwaukee, Wisconsin on Friday, April 28, 2023, at 8:30 a.m. local time for the following purposes:

1.
To elect as directors the nine nominees named in the Proxy Statement, each for a one-year term;
2.
To consider an advisory vote to approve the compensation of the company’s named executive officers;
3.
To consider an advisory vote on the frequency of advisory votes to approve named executive officer compensation;
4.
To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the company for the year ending December 31, 2023;
5.
To amend the restated articles of incorporation to increase the authorized number of shares of common stock;
6.
To vote on a shareholder proposal; and
7.
To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR ALL NOMINEES" in Proposal 1, “FOR” Proposals 2, 4 and 5, "ONE YEAR" for Proposal 3 and “AGAINST” Proposal 6. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Holders of record of our common stock at the close of business on February 24, 2023 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders are entitled to one vote per share.

By Order of the Board of Directors

William R. A. Bergum,
Secretary

March 20, 2023

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, American Stock Transfer & Trust Company, LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares via the Internet or by using a toll-free telephone number provided on the proxy card. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 28, 2023

This Proxy Statement and our 2022 Annual Report on Form 10-K are available at

www.proxyvote.com

2023 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

PROXY STATEMENT

To the Shareholders of BADGER METER, INC.

We are furnishing you with this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (“Board”) of Badger Meter, Inc. (“company”) to be used at our Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at the Badger Meter headquarters in the Customer Experience Center, 4545 West Brown Deer Road, Milwaukee, Wisconsin on Friday, April 28, 2023, at 8:30 a.m. local time and at any adjournment or postponement thereof.

If you execute a proxy, you retain the right to revoke it at any time before it is voted by giving written notice to us, by submitting a valid proxy bearing a later date or by voting your shares in person during the Annual Meeting. Unless you revoke your proxy, your shares will be voted at the Annual Meeting as you instructed in your proxy. Anyone who is a shareholder of record as of the close of business on February 24, 2023 (the “record date”) may attend the Annual Meeting and vote in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you may not vote at the Annual Meeting unless you first obtain a proxy issued in your name from your broker, nominee, fiduciary or other custodian.

As of the record date, we had 29,292,802 shares of common stock, par value $1 per share, outstanding and entitled to vote. You are entitled to one vote for each of your shares of common stock.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you will receive a full meeting package including a voting instruction form to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone. A broker non-vote occurs when your broker, nominee, fiduciary or other custodian submits a proxy card with respect to your shares, but declines to vote on a particular matter, either because such nominee elects not to exercise its discretionary authority to vote on the matter or does not have discretionary authority to vote on the matter. Your broker, nominee, fiduciary or other custodian has the authority under New York Stock Exchange (“NYSE”) rules to vote your unvoted shares on certain routine matters like the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2023, but not the election of directors or other proposals.

We commenced distribution of this Proxy Statement and accompanying form of proxy on or about March 20, 2023.

Note: Websites disclosed herein are not incorporated into the proxy statement by reference.

NOMINATION AND ELECTION OF DIRECTORS

You and the other holders of the common stock are entitled to elect nine directors at the Annual Meeting. If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the election of each of the nine nominees for director identified below. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares with your specific voting instructions for the election of directors. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Directors will be elected by a plurality of votes cast at the Annual Meeting (assuming a quorum is present). If you do not vote your shares at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, and a quorum is present, it will have no impact on the election of directors. Once elected, a director serves for a one-year term or until his/her successor has been duly appointed, or until his/her death, resignation or removal.

If a director receives more “withheld” votes than “for” votes in an uncontested election, the current bylaws of the company state that director will tender his/her resignation to the Chairman of the Board of Directors following certification of the shareholder vote, and the Chairman will refer the resignation to the Board of Directors' Resignation Committee to consider whether or not to accept such resignation. Thereafter, the Board will disclose its decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation) in a Current Report on Form 8-K furnished to the Securities and Exchange Commission (“SEC”).

The nominees of the Board of Directors for director, together with certain additional information concerning each such nominee, are identified below. All of the nominees are current directors of our company. If any nominee is unable or unwilling to serve, the named proxies have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Nominees for Election to the Board of Directors

The Board of Directors currently consists of ten directors. Consistent with the longstanding Board refreshment mechanism outlined in our Principles of Corporate Governance, no candidate, including current directors, may stand for re-election after reaching the age of 72. Current director Gale E. Klappa will not stand for re-election and will cease to be a director as of the Annual Meeting. As a result, the size of the Board will be reduced from ten to nine. Proxies may not be voted for any individuals who are not nominees.

The following section provides information as of the date of this Proxy Statement about each of the nine nominees. The information presented includes information each director has given us about his/her age and other demographics, positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies where he/she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he/she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our Board.

Summary Information for Board of Directors Candidates

	Todd A. Adams	Kenneth C. Bockhorst	Henry F. Brooks	Melanie K. Cook	Xia Liu	James W. McGill	Tessa M. Myers	James F. Stern	Glen E. Tellock
Age	52	50	63	50	53	67	47	60	62
Tenure (years)	6	5	1	1	*	3	4	7	6
Independent	Yes	No	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Diversity -Gender				☑	☑		☑
Diversity - Race / Ethnicity			☑		☑
Other Public Co. Boards	1	1	0	0	0	1	0	0	2
Meeting Attendance	100%	100%	100%	100%	100%	100%	100%	100%	92%

*Ms. Liu was appointed to the Board on August 1, 2022.

Skills and Experience Summary (number of Director Candidates with Skill / Experience)

Executive Leadership ●●●●●●●●●	Finance/Accounting ●●●●●●ooo	Global Business ●●●●●●●●o
M&A ●●●●●●●●o	Utility/Water Sector ●●●●●oooo	Sales & Marketing ●●●●●●●●o
Manufacturing Operations ●●●●●●●●o	Technology/Software ●●●●●●ooo	Risk/Governance ●●●●●●●●●

Detailed Information for Board of Directors Candidates

Name	Business Experience During Last Five Years
Todd A. Adams

Zurn Elkay Water Solutions (formerly Rexnord, a provider of water management products, headquartered in Milwaukee, WI): Chairman, President and Chief Executive Officer. Mr. Adams joined Rexnord in 2004 where his prior roles included President of the Water Management platform, Senior Vice President & Chief Financial Officer, and Vice President - Controller & Treasurer. Mr. Adams’ public company leadership and complex manufacturing expertise as well as experience in water management solutions and M&A, enable him to provide valuable advice and insights to the company.

Kenneth C. Bockhorst

Badger Meter, Inc.: Chairman, President and Chief Executive Officer. Mr. Bockhorst joined Badger Meter as Chief Operating Officer in October 2017 and was promoted to President in April 2018, Chief Executive Officer in 2019 and Chairman of the Board in 2020. Prior to Badger Meter, he served six years at Actuant Corporation (a diversified industrial company; now named Enerpac Tool Group) with earlier career roles in product management and operational leadership at IDEX and Eaton. Mr. Bockhorst is a director of Mirion Technologies, Inc. He has significant global operational and M&A experience which enables him to provide the Board with valuable advice and insights.

Name	Business Experience During Last Five Years
Henry F. Brooks

Collins Aerospace unit of Raytheon Technologies Corporation (one of the world's largest suppliers of aerospace and defense products headquartered in Charlotte, NC): President – Power & Controls since 2020. His 30-year career spans roles of increasing responsibility at United Technologies Corporation, Collins Aerospace and Raytheon Technologies in the aerospace, defense and industrial sectors where he held leadership positions in engineering, operations and business unit management. Mr. Brooks brings expertise in long-term strategic product and software development planning, building customer alliances, operating global locations, M&A execution, talent development, and cybersecurity, among others. He is able to provide valuable advice and insights to the company in these areas.

Melanie K. Cook

Retired Chief Operating Officer of GE Appliances (a global appliance manufacturer and a Haier Company): Chief Operating Officer from 2017 until retirement in 2021; previously Vice President Sourcing from 2014 to 2017. Prior to Haier, she held multiple roles within General Electric including within the Corporate Audit Staff. Ms. Cook’s nearly 30 years of global experience includes business unit leadership roles with full profit and loss responsibility, product lifecycle management, digitization, end-to-end supply chain, global sourcing and finance/audit across multiple industries globally. She is able to provide valuable advice and insight to the company in these areas.

Xia Liu

WEC Energy Group (one of the nation’s largest electric generation and distribution and natural gas delivery holding companies, headquartered in Milwaukee, WI): Executive Vice President and Chief Financial Officer since June 2020. Ms. Liu served as executive vice president and CFO of CenterPoint Energy from April 2019 to April 2020 and 21 years with Southern Company in a variety of executive finance roles of increasing responsibility. Ms. Liu has significant experience in finance and risk management within public utility companies, including in-depth knowledge of utility metering, financial and accounting matters. She is able to provide valuable advice and insights to the company in these areas.

James W. McGill

Retired Executive – Eaton Corporation (global power management company): President-Electrical Sector Americas, Eaton from 2015 to his retirement in 2017; President Electrical Products Group 2013-2015; other roles of global responsibility including Chief Human Resources Officer. Mr. McGill is a director of Powell Industries. Mr. McGill has significant public company and global leadership experience and expertise in human resources, continuous improvement, and corporate governance, which allows him to provide valuable advice and insights to the company.

Tessa M. Myers

Rockwell Automation (world’s largest company dedicated to industrial automation and information, headquartered in Milwaukee, WI): Senior Vice President, Intelligent Devices since June 2022. Previously she was Global Vice President-Software & Control and Regional President, North America. Ms. Myers has nearly 25 years of experience serving in a variety of sales, channel management, and regional business unit leader roles including global responsibilities in Singapore and Canada. Throughout her marketing, product management and engineering roles, she has developed expertise in “smart” devices, data and analytics connectivity, Internet of Things (IoT) and cybersecurity which allows her to provide valuable advice and insights to the company.

James F. Stern

A. O. Smith Corporation (a manufacturer of water heating equipment and water treatment and air purification products, headquartered in Milwaukee, WI): Executive Vice President, General Counsel and Secretary since 2007. Mr. Stern is President of the Board of Governors of the Water Quality Association, and Chairs the Milwaukee-based Water Council. He has more than 30 years of experience in management, corporate governance and M&A. For the past several years he has chaired A. O. Smith’s global water treatment steering committee, focusing on strategy, expansion and alignment of the water treatment businesses. Mr. Stern’s legal, international and water background provides valuable advice and insights to the company.

Name	Business Experience During Last Five Years
Glen E. Tellock

Retired President and Chief Executive Officer of Lakeside Foods (a premier private brand supplier of canned and frozen vegetables, headquartered in Manitowoc, WI): President and Chief Executive Officer from 2016 until his retirement in 2021. Previously, Mr. Tellock served The Manitowoc Company, Inc. from 1991 to 2015, holding various leadership positions including Chief Financial Officer and Chairman, President and Chief Executive Officer. Mr. Tellock currently serves on the boards of Astec Industries and WEC Energy Group. He was previously a director at BitNile Holdings, Inc from June 2021 until February 23, 2022. Mr. Tellock’s past experience as Chief Executive Officer of a public manufacturing company enables him to provide valuable advice and insights to the company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR ALL NOMINEES” AS IDENTIFIED ABOVE

Independence, Meetings and Committees

The Board of Directors held four meetings in 2022. A closed session for only independent directors was held following each of the regular Board meetings. All members of the Board attended the 2022 Annual Meeting of Shareholders. It is the Board’s policy that all directors participate in the Annual Meeting of Shareholders, unless unusual circumstances prevent such attendance.

Our Board of Directors has three standing committees: the Audit and Compliance Committee (“Audit Committee”), the Compensation and Human Resources Committee (“Compensation Committee”) and the Corporate Governance and Sustainability Committee (“Governance Committee”). The Board of Directors has adopted written charters for each committee, which are available on our website at badgermeter.com under the selection “Company”- “Investors”-“Governance”-“Governance Documents.”

In making independence determinations, the Board observes all criteria for independence established by the SEC, the NYSE, and other governing laws and regulations. The Board has determined that each of the directors (other than Mr. Bockhorst) (i) is “independent” within the definitions contained in the current NYSE listing standards and our Principles of Corporate Governance; (ii) meets the categorical independence standards adopted by the Board (set forth below); and (iii) has no other “material relationship” with the company that could interfere with his/her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee and Compensation Committee, respectively, meets the additional independence standards of the NYSE.

Committee Composition and Functions

Committee	Primary Committee Functions
Audit and Compliance Glen E. Tellock, Chair Melanie K. Cook Xia Liu Tessa M. Myers James F. Stern 2022 Meetings - 6
•
oversees our financial reporting process on behalf of the Board and reports the results of its activities to the Board
•
selecting and engaging, with shareholder ratification, an independent registered public accounting firm (1)
•
discussing with the independent registered public accounting firm and internal auditors the scope and results of audits
•
monitoring our internal controls, ethics and compliance risk management, as well as key guidelines and policies governing the company’s processes for enterprise risk management, including cybersecurity risks
•
pre-approving and reviewing audit fees and other services performed by our independent registered public accounting firm
•
establishes and oversees procedures for the receipt, retention and treatment, on a confidential basis, of any concerns regarding questionable accounting, internal controls or auditing matters
•
three members (Mr. Tellock, Ms. Cook and Ms. Liu) qualify as “audit committee financial experts” as defined by the SEC; all members meet the financial literacy requirements of the NYSE

Compensation and Human Resources Todd A. Adams, Chair Henry F. Brooks Gale E. Klappa (a) James W. McGill 2022 Meetings - 3
•
reviews and establishes all forms of compensation for our executive officers and directors
•
oversees the comprehensive organizational talent process
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oversees our compensation plans, including the various stock plans
•
reviews the various management development and succession programs
•
addresses compensation-related risks

Corporate Governance and Sustainability Gale E. Klappa, Chair (a) Tessa M. Myers James F. Stern Glen E. Tellock 2022 Meetings - 2
•
oversees all matters related to director performance, including the recommendation of nominees for the Board of Directors
•
assists the Board of Directors in providing oversight of the company’s environmental, social and governance matters
•
oversees all corporate governance matters, including monitoring and evaluating Board and committee skills, experience, tenure, diversity and performance and developing and recommending to the Board the company’s Principles of Corporate Governance

(a) Mr. Klappa will not stand for re-election and will cease to be a Board member as of the Annual Meeting.

(1) In overseeing the independent registered public accounting firm, the Audit Committee, among other things, (i) reviews the independence of the independent registered public accounting firm; (ii) reviews periodically the level of fees approved for the independent registered public accounting firm and the pre-approved non-audit services it has provided; (iii) reviews the performance, qualifications and quality control procedures of the independent registered public accounting firm; (iv) reviews the selection of the lead engagement partner; (v) conducts the periodic consideration and impact of independent auditor rotations; and (vi) reviews the scope of and overall plans for the annual audit and interactions with the company's internal audit function.

Leadership Structure

Mr. Bockhorst was appointed Chairman of the Board in January 2020. The Board of Directors believes it is in the best interests of the company to combine the positions of Chairman and CEO because it provides unified leadership and direction. In addition, Mr. Bockhorst has an in-depth knowledge of the business that enables him to effectively set appropriate Board agendas and ensure processes and relationships are established with both management and the independent directors, as the Board works together to oversee the company’s management and affairs. The Board retains the authority to modify this leadership structure as and when appropriate to best address the company’s circumstances and advance the interests of all shareholders.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Outside Director. Our Lead Outside Director, if elected as a director on an annual basis by our shareholders, serves for a three-year term and if reappointed, can serve up to two consecutive terms. The Lead Outside Director works with our Chairman and CEO and other Board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Outside Director serves as the principal liaison between the Chairman and our independent directors and chairs the closed sessions that consist of only our independent directors. As the current Lead Outside Director, Mr. Klappa, is not standing for re-election, the Board will appoint a new independent Lead Outside Director after the Annual Meeting.

Board Role in Risk Oversight

Our Board of Directors recognizes the importance of effective risk oversight in running a successful business and fulfilling its fiduciary responsibilities to the company and its shareholders. Our Board is responsible for assuring that an appropriate culture of risk management exists within the company and for setting the right “tone at the top.” The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.

A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the company.

The company’s Enterprise Risk Management (ERM) process aims to identify, manage and monitor significant and material risks. A cross functional group of executives prioritizes identified risks and assigns an executive to address each major identified risk area and lead action plans to manage each risk. Our Board of Directors provides oversight of the ERM process and reviews the significant identified risks. Our various Board committees also play a role in risk management, as detailed in their respective charters.

Cybersecurity is a critical component of the company’s ERM program. Badger Meter has established an information security framework to help safeguard the confidentiality, integrity, and availability of information assets and ensure regulatory, operational, and contractual requirements are fulfilled. The framework includes an information security training program for all employees as well as incident response planning with regular exercises to help ensure its effectiveness and the company's overall preparedness. The framework is aligned to industry standards including: NIST (National Institute of Standards and Technology), International Organization for Standardization (ISO) 27001, Service Organization Control 2 (SOC2) and Sarbanes Oxley (SOX). In addition to the framework, among other mitigating actions the company maintains cybersecurity liability insurance. The Board and the Audit Committee provide oversight over cybersecurity risk. The Board receives annual cybersecurity updates from senior management, including the Chief Information Officer, and the Audit Committee provides a deeper level of oversight through multiple engagements with senior management. While the company has experienced, and expects to continue to experience, cyber threats, no breaches or material incidents have occurred.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risks, including overseeing the integrity of the company’s financial statements, qualifications and independence of the independent registered public accounting firm, internal controls and general corporate ethics and compliance. In addition, the Audit Committee annually reviews and assesses the effectiveness of the company’s overall compliance program. The Compensation Committee focuses on compensation risks including risks associated with our workforce and the administration and structure of our employee benefit plans. The Governance Committee focuses on corporate governance policies and practices that help mitigate risk as well as risks associated with the environment, climate change and social topics.

Shareholder Outreach

The company regularly engages with its shareholders through proactive outreach efforts covering an array of topics such as financial performance, strategy, compensation matters, human capital management, corporate governance and other Environmental, Social and Governance (ESG) matters. This shareholder outreach takes a combination of forms, including investor conferences, dedicated in-person or virtual meetings and phone calls. Badger Meter management routinely reports to the Board and specific Board committees on the substance and nature of its shareholder discussions.

In conjunction with the proxy, the company conducted substantial outreach efforts among its shareholders to gain insight and understanding of their views of the company’s diversity journey, its board refreshment efforts and other compensation and governance matters. In total, discussions were held with investors collectively holding nearly 11 million shares, or nearly 40% of the company’s outstanding shares, and included 6 of the company’s top 10 largest shareholders.

A summary of key topics discussed during our various outreach touchpoints are included below.

What We Heard	How We Responded

Shareholders recognized the advances made in the Board's composition, its commitment to further diversification, and the details published in the Report on Board Diversity in October 2021. They expressed an interest in maintaining visibility to overall diversity efforts.

•
Published a 2022 Supplement to the 2021 Report on Board Diversity which describes further advancements in the Company's diversity journey and may be accessed here: https://s22.q4cdn.com/599610907/files/doc_downloads/board_diversity/Badger-Meter-Supplement-to-Report-on-Board-Diversity-October-2022-FINAL.pdf
•
Added an ethnically diverse female board member in August 2022. Of the slate of nine directors up for election at this Annual Meeting, 44% are from underrepresented demographics; with 100% of the last three Board appointments being diverse.
•
Continue to dialogue with shareholders regarding the Board’s ongoing action steps and commitment to further advance diversity.

Shareholders appreciate the refreshment of the board utilizing the consistent application of our age-related refreshment mechanism; they believe the Board is in the best position to evaluate processes to ensure board effectiveness.

• Corporate Governance and Sustainability Committee continues to deploy a constructive evaluation process, age limits and other processes to ensure optimal Board composition and effectiveness.
Shareholders recommended that the company evaluate the potential and readiness to include one or more material ESG-related metrics in variable compensation programs.
•
There are ongoing efforts by the Compensation and Human Resources Committee to ensure appropriate incentives are in place for executives. Non-financial metrics will continue to be evaluated for future inclusion in executive compensation programs, ensuring any metrics selected align with the company’s strategy and business model.
•
Currently, three non-financial ESG-related metrics (Total Case Incident Rate (TCIR), Regrettable Turnover and GHG Intensity) are incorporated into the company's annual SMART goals associated with individual performance assessments at all levels of the company.

Corporate Responsibility – ESG (Environmental, Social, Governance)

With the support and oversight of our Board of Directors, we continue to advance the tenets of sustainability and corporate responsibility. The Board, primarily through its Corporate Governance and Sustainability Committee, provides oversight of the company’s overall approach to ESG matters. The approach is informed by regular engagement with shareholders and other stakeholders. In connection with this oversight, the Board and the Corporate Governance and Sustainability Committee have reviewed the company’s sustainability strategy and regularly discuss this strategy with management.

The following reflects a few of the key recent actions, activities and highlights representing the company’s continuous improvement efforts across ESG matters:

•
Published the biennial 2020-2021 Sustainability Report with additional and enhanced disclosures in line with standards set forth by the Global Reporting Initiative (GRI), United Nations Sustainable Development Goals (SDGs), the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD).
•
Badger Meter’s Board has been, and remains, committed to attracting more women and racial/ethnically diverse individuals to its ranks. 100% of the last three appointments to the Board of Directors have been from underrepresented demographics, which now represent 44% of the current slate of nominees for director.
•
Employee health, safety and well-being remains a top priority for the company. Safety, as measured by our global Total Case Incident Rate (TCIR), was 0.59 in 2022 compared to 0.75 in 2021 and 0.65 in 2020. Our goal remains zero.
•
Achieved a reduction in Scope 1 and 2 Greenhouse Gas (GHG) emissions intensity, in line with the company's 15% intensity reduction target by 2030. Included an annual intensity reduction goal as part of the company’s SMART goal setting process at the beginning of 2021 with first two years progress in excess of the interim goals.
•
Completed the second annual global employee engagement survey in 2022 as part of our continuous improvement process to enable positive change and increased employee engagement. We utilize feedback received from the survey to identify meaningful actions targeted at fostering improvement in employee engagement, including pulse surveys to monitor effectiveness of action plans.
•
The company disclosed a variety of human capital-related diversity metrics as part of its 2022 Annual Report on Form 10-K Human Capital disclosures, including comparative 2021 figures, to hold ourselves accountable to measuring progress on the various programs and initiatives in place to advance recruitment, retention and engagement of talent.

For more information on ESG, please visit: https://www.badgermeter.com/sustainability-and-ethics/

Nomination of Directors

All members of the Governance Committee meet the definition of independence set forth by the NYSE. The Governance Committee has responsibility for recommending nominees for our Board of Directors. The Board has adopted a policy by which the Governance Committee will consider nominees for Board positions, as follows:

The Governance Committee will review each candidate’s qualifications in light of the needs of the Board of Directors and the company, considering the current mix of director attributes and other pertinent factors, with the following minimum qualifications which must be met by each director nominee:

•
Each director must display the highest personal and professional ethics, integrity and values.
•
Each director must have the ability to exercise sound business judgment.
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Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.
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Each director must have relevant expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience.
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Each director must be able to represent all shareholders of the company and be committed to enhancing long-term shareholder value.
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The majority of the directors must be independent, as defined herein and according to applicable rules of the SEC and the listing standards of the NYSE.
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Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the company’s business.
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At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the SEC.

•
The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the company’s constituents. Accordingly, the Board is committed to actively seeking out highly qualified self-identified female, underrepresented minority (racial/ethnically diverse) and LGBTQ+ candidates as well as candidates with diverse backgrounds, skills and experiences as part of all Board searches the company undertakes and will ensure each pool of qualified candidates from which Board nominees are chosen includes candidates of these underrepresented demographics.
•
No candidate, including current directors, may stand for reelection after reaching the age of 72.
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The Governance Committee will consider candidates recommended by shareholders. There are no differences in the manner in which the Governance Committee evaluates candidates recommended by shareholders and candidates identified from other sources.
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To recommend a candidate, shareholders should write to the Board of Directors, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. Such recommendation should include the nominating shareholder’s stock ownership, the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.
•
To be considered by the Governance Committee for nomination and inclusion in our Proxy Statement, the Board of Directors must receive shareholder recommendations for director no less than 60 days and no more than 90 days prior to the second Saturday in the month of April or as otherwise stated in the company’s Proxy Statement. See “Shareholder Proposals” for the deadline for shareholder recommendations for directors with respect to the 2024 Annual Meeting of Shareholders.

During 2022, and as of the date of this Proxy Statement, the Governance Committee did not pay any fees to third parties to assist in identifying or evaluating potential candidates.

Communications with the Board of Directors

Shareholders and non-shareholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman or Lead Outside Director, by submitting such communications in writing to the intended recipient, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. The Secretary will forward communications received to the appropriate party.

Categorical Independence Standards for Directors

The company’s categorical independence standards for directors are contained in the company’s Principles of Corporate Governance, which are annually reviewed by the Governance Committee. If appropriate, changes are recommended to the Board of Directors for approval.

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Badger Meter, Inc. will be deemed to be independent:

1.
The company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or CEO does not disqualify a director from being considered independent following that employment.
2.
Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the company need not be considered in determining independence under this test.
3.
The director has not been employed by, or affiliated with the company’s present or former internal or external auditor, nor have any of his or her immediate family members been so employed or affiliated (except in a nonprofessional capacity).

4.
Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the company’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.
5.
Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the company and the director’s or immediate family member’s current employer; the company need not consider former employment of the director or immediate family member.
6.
Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the company gives directly, or indirectly through the provision of services, more than $1 million per annum or 2% of such organization’s consolidated gross revenues (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of the Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following additional criteria:

1.
A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the company or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service).
2.
A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee, be an affiliated person of the company.
3.
If an Audit Committee member simultaneously serves on the audit committees of more than two other public companies, then the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the company’s Audit Committee. The company must disclose this determination in its Proxy Statement.

Available Corporate Governance Information

The company’s Code of Business Conduct, Principles of Corporate Governance, Code of Conduct for Financial Executives and Charters of all current Board committees are available on our website at badgermeter.com under the selection “Company” - “Investors” – “Governance”- “Governance Documents”. Copies can also be obtained by writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536.

RELATED PERSON TRANSACTIONS

We had no transactions during 2022, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board of Directors has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•
A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) one of our directors, executive officers or nominees for director, (b) a greater than five percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and
•
A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Governance Committee certain information relating to related person transactions for review and approval by the Governance Committee. Disclosure to the Governance Committee must occur before the executive officer, director or nominee for director enters into the related party transaction. The Governance Committee’s decision whether or not to approve a related person transaction is to be made in light of the Governance Committee’s determination that consummation of the transaction is not inconsistent with the interests of the company and its shareholders. Any related person transaction must be disclosed to the Board of Directors.

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any transaction involving a related person where the rates or charges involved are determined by competitive bids.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information concerning persons known by us to beneficially own more than five percent of our common stock as of February 24, 2023.

Name	Aggregate Number of Shares	Percent of Common Stock Beneficially Owned
BlackRock, Inc.	5,220,667	17.8%	(1)
55 East 52nd Street New York, NY 10055
The Vanguard Group, Inc.	3,512,449	12.0%	(1)
100 Vanguard Boulevard Malvern, PA 19355
State Street Corporation	1,843,709	6.3%	(1)
State Street Financial Center
One Lincoln Street
Boston, MA 02111
(1)
Beneficial ownership at December 31, 2022 per Schedule 13G and/or 13F filings.

The following table sets forth, as of February 24, 2023, the number of shares of common stock beneficially owned and the number of exercisable options outstanding by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table set forth below (referred to as the named executive officers or “NEOs”), and (iii) all of our directors and executive officers as a group. SEC rules define “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to such security.

Named Executive Officers and Director Nominees	Aggregate Number of Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Beneficially Owned (1)
Todd A. Adams	2,627	*	(2)
Kenneth C. Bockhorst	66,214	0.2%	(3)
Henry F. Brooks	767	*
Melanie K. Cook	767	*
Xia Liu	-	*	(4)
James W. McGill	5,212	*
Tessa M. Myers	5,955	*
James F. Stern	8,708	*
Glen E. Tellock	8,708	*
Karen M. Bauer	6,807	*	(5)
William R.A. Bergum	36,421	0.1%	(6)
Kimberly K. Stoll	15,988	0.1%	(7)
Robert A. Wrocklage	16,960	0.1%	(8)
All Director Nominees and Executive Officers as a Group (19 persons, including those named above)	202,253	0.7%	(9)
Director Not Standing For Re-Election
Gale E. Klappa	20,427	0.1%
*
Less than 0.1%
(1)
Unless otherwise indicated, the beneficial owner has sole investment and voting power over the reported shares, which includes shares from stock options that are exercisable at or within 60 days of February 24, 2023.
(2)
Does not include deferred director fee holdings of 12,867 phantom stock units held by Mr. Adams under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.
(3)
Mr. Bockhorst has sole investment and voting power over 20,633 shares he holds directly, 251 shares in our Employee Savings and Stock Ownership Plan, 33,712 shares subject to stock options that are exercisable at or within 60 days of February 24, 2023 and 11,618 shares of restricted stock.
(4)
Ms. Liu was appointed to the Board subsequent to the annual director stock grant in May 2022. The amount does not include deferred director fee holdings of 435 phantom stock units held by Ms. Liu under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(5)
Ms. Bauer has sole investment and voting power over the 2,277 shares held directly, 152 shares in our Employee Savings and Stock Ownership Plan, 2,450 shares subject to stock options that are exercisable at or within 60 days of February 24, 2023 and 1,928 shares of restricted stock.
(6)
Mr. Bergum has sole investment and voting power over the 10,244 shares held directly, 11,457 shares in our Employee Savings and Stock Ownership Plan, 13,103 shares subject to stock options that are exercisable at or within 60 days of February 24, 2023 and 1,617 shares of restricted stock.
(7)
Ms. Stoll has sole investment and voting power over the 2,148 shares held directly, 6,113 shares in our Employee Savings and Stock Ownership Plan, 5,462 shares subject to stock options that are exercisable at or within 60 days of February 24, 2023 and 1,838 shares of restricted stock. She has shared investment and voting power over 427 shares she owns with her spouse.
(8)
Mr. Wrocklage has joint investment and voting power with his spouse over the 6,170 shares held directly, and sole investment and voting power over 170 shares in our Employee Savings and Stock Ownership Plan, 5,312 shares subject to stock options that are exercisable at or within 60 days of February 24, 2023 and 5,308 shares of restricted stock.
(9)
For the group, the percentage was calculated by including all shares that the members have the right to acquire within 60 days of February 24, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Badger Meter with copies of all such forms that they file. Based on our review of the reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, we believe that all Section 16(a) filing requirements were met during fiscal 2022, with the exception of one Form 3 filed late on behalf of Mr. Matthew L. Stuyvenberg, Vice President Software and Water Quality, due to a delay in receiving SEC filer codes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our executive compensation programs for 2022 and discusses the compensation decisions that we made with respect to our Named Executive Officers (NEOs). For 2022, our NEOs were:

•
Mr. Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer;
•
Mr. Robert A. Wrocklage, Senior Vice President – Chief Financial Officer;
•
Ms. Kimberly K. Stoll, Vice President – Sales and Marketing;
•
Mr. William R.A. Bergum, Vice President – General Counsel and Secretary; and
•
Ms. Karen M. Bauer, Vice President - Investor Relations, Corporate Strategy and Treasurer.

Overview of Compensation Policies and Procedures

Our executive compensation program for all executive officers, including each NEO, is administered by the Compensation and Human Resources Committee (“Compensation Committee”). The Compensation Committee is comprised of four independent directors.

The Compensation Committee is committed to developing and implementing an executive compensation program that rewards our executives for achieving specific strategic goals of the company and directly aligns the interests of all executive officers with the interests of shareholders. Some highlights of our executive compensation program are as follows:

•
The executive compensation program is designed to attract and retain qualified executive officers, as well as motivate and reward individual and company performance.
•
The Compensation Committee strives to achieve a fair and market competitive compensation structure for our executive officers, including each NEO, that supports our business by establishing an emphasis on balancing critical annual objectives and long-term strategy without encouraging excessive risk-taking.
•
The payment of annual incentive compensation is directly linked to the attainment of performance goals approved by the Compensation Committee. See “Total Compensation and Link to Performance” below.
•
The long-term incentive program is designed to align with shareholder interests by utilizing equity and other awards based on the achievement of long-duration targets in order to ensure that our executive officers are committed to and focused on our long-term success.
•
Compensation policies are structured to drive enterprise financial and operational outcomes in a manner that improves the company’s operational performance, creates shareholder value and aligns the interests of management with the interests of shareholders, in a manner that does not encourage excessive risk-taking. To discourage excessive risk-taking, the Compensation Committee conducts an annual risk assessment of our compensation plans and places great emphasis on variable and equity-based incentive compensation and stock ownership by executive officers. See “Risk Assessment” below.

While the Compensation Committee retains sole authority in making its decisions and recommendations regarding executive compensation, it considers and reviews, among other things:

•
Compensation data for competitive businesses of similar size and business activity as obtained through an independent executive compensation consultant. The data considered includes information relative to both base salary and bonus separately and on a combined basis, as well as total cash and long-term incentive compensation. The Compensation Committee reviews this market-based data as one reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Compensation Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.
•
Our financial performance as a whole relative to the prior year, our annual financial and multi-year strategic plans and other meaningful financial data, such as, but not limited to, sales, profitability, return on invested capital, cash generated from operations, primary working capital and overall financial position.
•
The recommendations of the CEO with regard to the other executive officers, including the NEOs (the CEO does not participate in determining or recommending compensation for himself). The CEO’s recommendations are given significant weight by the Compensation Committee, but the Compensation Committee remains responsible for all decisions on compensation levels for the executive officers and for our executive compensation policies and programs.
•
Regarding shareholder input and outreach, the Compensation Committee considers the results of advisory “say-on-pay” shareholder votes when making compensation decisions. The company currently solicits say-on-pay votes annually, which is consistent with the results of the shareholder advisory vote on “say-on-pay frequency” that was last held at the 2017 annual meeting, and is currently on the ballot for this annual meeting. At the 2022 annual meeting, approximately 95% of shares voted approved the compensation of the company’s executive officers on an advisory basis. Based on this result, the Committee concludes that our shareholders affirmatively support the company’s executive compensation philosophy, program and decisions. As further discussed in the “Shareholder Outreach” section above, from time to time, we also meet or speak with various shareholders to discuss corporate governance, executive compensation and other matters. The Compensation Committee has considered, and will continue to seriously consider, feedback from these discussions as it reviews and evaluates our corporate governance practices and executive compensation program.

Executive Compensation and Governance Practices and Standards

We endeavor to maintain sound governance practices and standards consistent with our executive compensation philosophies. Below is a summary of those practices and standards:

What We Do	What We Do Not Do
✓ Use performance metrics that align pay with performance	✗ Provide excise tax gross ups ✗ Offer excessive executive perquisites

✓  Cap payouts under our annual cash bonus and long-term incentive plans

✓  Employ robust stock ownership guidelines for our CEO, NEOs and all executive officers

✓  Apply clawback provisions to annual cash bonus and long-term incentive plans

✓  Engage an independent compensation consultant that reports to the Compensation Committee

✗ Provide single-trigger change-in-control severance benefits ✗ Reprice stock options ✗ Provide incentive programs that encourage excessive risk taking

✓  Prohibit short sales, hedging or pledging of our stock by our executive officers and directors

✓  Comprise the Compensation Committee of entirely independent directors

✓  Compensation Committee regularly meets in executive session without management present

✓  Compensation Committee performs an annual risk assessment of compensation practices

Role of Compensation Consultant

For 2022, the Compensation Committee engaged Willis Towers Watson PLC (“WTW”), an independent executive compensation consultant. The Compensation Committee generally engages an independent compensation consultant and has the authority to approve fees and other terms of the engagement. The consultant’s duties for 2022 were to evaluate executive compensation, to discuss with the Compensation Committee general compensation trends, to assist the Compensation Committee with reviewing the company’s peer group, to provide the Compensation Committee with competitive market data relating to the compensation of each of our NEOs, and to assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The executive compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers, nor does the consultant determine the amount or form of executive compensation. The Compensation Committee has assessed the independence of WTW pursuant to SEC rules and NYSE listing standards and affirmatively determined that WTW's services have not raised any conflicts of interest.

Total Compensation and Link to Performance

We strive to compensate our executive officers at market competitive levels, with the opportunity to earn above-median compensation for above-market performance, through programs that emphasize variable, performance-based incentive compensation in the form of annual cash payments, equity-based awards and a long-term incentive program. To that end, total executive compensation is tied to company performance and is structured to ensure that, due to the nature of our business, there is an appropriate emphasis on balancing critical annual objectives and long-term strategy. We also strive to strike a balance between company financial performance and the individual performance of our executive officers. For example, the annual bonus plan is based primarily on select annual financial metrics, but includes an individual performance component for each NEO other than our CEO. The long-term incentive plan, in contrast, is based solely on financial performance, and includes awards that vest based upon the achievement of financial targets measured over a three-year performance period, and equity grants that increase or decrease in value with changes in the stock price. These programs are further described under “Amount and Elements of Compensation” below.

For those compensation components where individual performance is a consideration, individual performance is considered as part of the overall evaluation process. This evaluation of individual performance impacts the annual adjustment to base salaries for all of our executive officers and also may impact payments made under the annual bonus plan for all officers except the CEO. For the period disclosed, the Compensation Committee determined that the performance of all executive officers was satisfactory. As such, annual base salary adjustments were made for each executive officer based upon recommendations from the CEO (for all executive officers except the CEO) and the judgment of the Compensation Committee, and there were no discretionary increases or decreases to payments made under the annual bonus plan for 2022.

Amount and Elements of Compensation

The Compensation Committee determines the amounts and elements of compensation under our compensation program for our executive officers. The program involves base salaries, benefits, short-term annual cash bonus plan and a long-term incentive program utilizing a mix of restricted stock and performance share awards.

Compensation Survey Data. Compensation levels are established for each executive officer by the Compensation Committee, with general reference to data supplied by WTW on organizations of similar size and business activity. WTW provided data from two sources: general industry survey data and the recent proxy statements of a peer group (discussed in the section below). The general industry survey data was obtained from the 2022 WTW Executive Compensation Database Survey. This compensation data incorporates primarily publicly-traded companies, and has a broad definition of similar business activity, thereby providing a comprehensive basis for evaluating Badger Meter’s compensation compared to market. The survey includes salaries, bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Where appropriate, the data was size-adjusted using regression analysis based on company revenues.

Peer Group Data. As noted above, the Compensation Committee also references compensation data from proxy statements of a peer group when establishing pay levels for executive officers. The Compensation Committee annually reviews and approves the appropriateness of the selected peer group utilizing criteria and considerations such as: complexity and business model, size, size of peer group, competitive talent market and investor profile/industry similarity. For 2022, this analysis resulted in no revisions to the peer group outside of the removal of one company (SPX Flow) which was acquired during the year. The companies in the peer group for 2022 were:

Brady Corporation	Evoqua Water Technologies Corp.	Mueller Water Products, Inc.
CIRCOR International, Inc.	The Gorman-Rupp Company	Standex International Corporation
CTS Corporation	Helios Technologies Inc	Strattec Security Corporation
Douglas Dynamics, Inc.	Itron, Inc.	Watts Water Technologies, Inc.
Enerpac Tool Group	Kadant, Inc.	Zurn Elkay Water Solutions
ESCO Technologies, Inc.	Lindsay Corporation

Base Salary. Our policy is to pay executive officers at market, with appropriate adjustments for performance and levels of responsibility. To aid the Compensation Committee in its understanding of each executive officer’s performance and levels of responsibility, the Compensation Committee is given a five-year history, which sets forth the base salary, short-term incentive awards, and long-term compensation of each such officer.

Base salary increases across all executive officers for calendar year 2022 were approved by the Compensation Committee on November 11, 2021 and ranged from 3.0% to 5.0% for all but one officer who is not an NEO at 13%. The increases were based primarily on our philosophy to set base salaries at market to maintain competitive salary levels and the positive impact each of our executive officers had on our financial and strategic results in 2021, with the larger increase reflecting salary progression to market for a less tenured officer.

Base salary increases for our executive officers for calendar year 2023 were approved by the Compensation Committee on November 10, 2022 and ranged from 3% to 12%. Base salary increases were approved for Mr. Bockhorst and Mr. Wrocklage at 11% and 10%, respectively, in recognition of their current and future contributions to record financial and strategic results. More tenured executives,including the other NEOs, received increases in the 3%-6% range. Three less tenured officers that are not NEOs received increases ranging from 10-12% reflecting salary progression to market. The increases were based primarily on our philosophy to set base salaries at market to maintain competitive salary levels based on a review of their roles, responsibilities and contributions.

Annual Bonus Plan for 2022. Our annual bonus plan is designed to reward executive officers, along with various salaried and non-union hourly/non-exempt employees in the US not otherwise eligible to participate in other incentive bonus programs. The plan is intended to provide a competitive level of compensation when performance objectives and metrics are achieved. Under the 2022 annual bonus plan, the target bonus level for the CEO was 110% of base salary and the target bonus levels for all other NEOs ranged from 35% - 55% of base salary, depending on scope of the NEOs duties and responsibilities.

The targets set pursuant to the annual bonus plan for 2022 were comprised of two equally weighted, financial performance metrics: adjusted EBITDA (50% weighting) and adjusted absolute free cash flow (50% weighting). We generally define EBITDA as GAAP net earnings plus interest, income taxes, depreciation and amortization. We define absolute free cash flow as GAAP cash flow from operations less capital expenditures. The company believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors, lenders and other interested parties in evaluating companies in our industries. Further, the company believes absolute free cash flow is in an important metric as it captures the company’s ability to generate cash and therefore, grow the company’s revenues, profits, and returns over time.

Per the terms of our annual bonus plan, the Compensation Committee may make adjustments to reported EBITDA and free cash flow for certain items. For example, in the past the Compensation Committee has excluded pension curtailment or termination charges, costs (other than internal labor) associated with actual or potential acquisitions, results of newly acquired entities not contemplated at the time of target setting and other non-operating items such as the impact of foreign exchange rate changes and significant gains or losses from the disposal or impairment of long-term assets. For 2022, the Compensation Committee approved adjustments to EBITDA (and related bonus payments) for costs associated with acquisition due diligence activities and unfavorable foreign exchange rate impacts to earnings.

Details of the annual bonus targets and achievement for the two financial performance metrics for 2022 were as follows (in millions):

	2022 Annual Bonus Scale			2022 Annual Bonus Achievement
	Threshold	Target	Maximum	Actual
2022 Adjusted EBITDA	$106.6	$111.9	$117.3	$115.4
Bonus Payout	50%	100%	200%	164%
2022 Absolute Free Cash Flow	$71.0	$77.0	$83.0	$76.6
Bonus Payout	50%	100%	200%	96%

The blended results of the individual metric achievement noted above equated to a combined bonus payout for all NEOs of 130.4%.

The 2022 annual bonus for each executive officer, except the CEO, could also be adjusted up or down 10% at the discretion of the Compensation Committee. Further, the Compensation Committee has the authority to award special performance bonuses. No such adjustments were made for 2022 for the regular program, and no special performance bonuses were awarded.

Details of the annual bonus targets utilizing the two financial performance metrics for 2023 (in millions) as approved by the compensation committee are as follows:

	2023 Annual Bonus Scale
	Threshold	Target	Maximum
2023 Adjusted EBITDA	$113.9	$121.9	$131.0
2023 Absolute Free Cash Flow	$76.0	$82.0	$89.0
Bonus Payout	50%	100%	200%

In setting the 2023 financial performance targets, the Compensation Committee considered multiple factors, including: our annual financial and strategic business plans; our historical performance; the projected contributions of recently completed acquisitions; carry-over implications of accruals and adjustments, and other factors the Compensation Committee deemed appropriate.

Long-Term Incentive Plan (referred to as LTIP)

In determining the amount of incentive compensation to be awarded to each NEO under the LTIP, the Compensation Committee considers the amount of long-term incentives provided by companies in the competitive market data supplied by WTW and the peer group as a guidepost. The Compensation Committee primarily structures the LTIP equity mix based on our compensation objectives, specifically, the desire to ensure that executive compensation is tied to our performance, with an appropriate balance of time-based and performance-based vesting. Furthermore, the individual performance of each NEO was considered as part of the overall evaluation process, with the Compensation Committee determining that the performance of each of the NEOs was satisfactory.

Awards under the LTIP are comprised of two forms of equity compensation - performance share units (PSUs) which are earned based on the achievement of objective performance criteria over a three-year period, and restricted stock awards, which vest ratably over a three-year period. Consistent with prevailing market practice of emphasizing performance-based equity compensation, PSUs make up 70% of the CEO’s, and 50% of the other NEOs’ target LTIP compensation. The LTIP award mix between restricted stock awards and PSUs also is intended to promote share ownership (aligned with our share ownership guidelines) and motivate our executives to succeed in the long-term.

Achievement/vesting of the PSUs is based upon two equally weighted financial performance metrics – adjusted free cash flow conversion (50% weighting) and adjusted return on invested capital (“ROIC”) (50% weighting) as measured over a three-year performance period. We generally define free cash flow conversion as free cash flow divided by net earnings before special items. We believe free cash flow conversion is a valuable metric that captures the efficient generation and use of cash. We generally define ROIC as net operating profit after-tax, utilizing a fixed tax rate, divided by the simple average of beginning and ending net debt plus shareholder’s equity. We believe ROIC is a valuable metric that is utilized to ensure that our executives remain focused on effectively deploying capital, while maximizing shareholder value creation in the execution of our growth strategy. The PSUs are only earned if performance targets are achieved at the end of a three-year measurement period (i.e. no interim vesting).

The Compensation Committee approved a threshold, target and maximum performance goal for each of the free cash flow conversion and ROIC metrics. The number of PSUs that would vest for such achievement levels are 50% for threshold, 100% for target, and 200% for maximum, with vesting pro-rated for performance between these points. If the company does not achieve the threshold performance level, then no portion of the PSUs tied to that performance metric will vest.

In setting the free cash flow conversion and ROIC targets, the Compensation Committee considered multiple factors, including: our annual financial and long-term strategic business plans; investor expectations; peer and broader market historical performance and Badger Meter’s historical performance. The free cash flow conversion and ROIC targets are established at levels that are intended to incentivize achievement of our long-term strategic plans and the continuous improvement of returns relative to historic levels and our ongoing cost of capital.

In addition to the stock awards described above, one-time stock awards may be granted to new executive officers either upon hire or within one year of becoming an executive officer. No such awards were granted to NEOs in 2022.

In selecting a date of grant for any stock awards, the Compensation Committee establishes a date that avoids any inference with the release of material non-public information. Stock awards use an average of the prior 10 days closing prices to determine the number of shares granted based on a predetermined dollar value.

LTIP for 2020 and years prior: For 2020 and years prior, long-term incentive compensation awards for the executive officers were comprised of 30% restricted stock awards, 30% stock option awards and 40% cash bonus. Under the LTIP cash award program, the Compensation Committee established three-year adjusted operating earnings goals that are the basis for threshold, target and maximum payout amounts for the three-year performance period. At the threshold, target and maximum levels of adjusted operating earnings, our executive officers earn 50%, 100% and 200%, respectively, of the target cash payout for each officer, with the payouts pro-rated for performance between these amounts. The table below summarizes the threshold, target, and maximum operating earnings goals (in millions) and the actual achievement (in millions) for the final cash-based three-year performance period ending December 31, 2022:

	LTIP Incentive Plan (Cash Award) - Adjusted Operating Earnings Scale			LTIP Incentive Achievement
Performance Period	Threshold (50%)	Target (100%)	Maximum (200%)	Actual
2020-2022	$202.4	$218.5	$232.2	$230.8(189.8%)

Adjusted operating earnings utilized to determine achievement for the LTIP cash award is subject to the same approved adjustments the adjusted EBITDA metric under the annual bonus plan, as described above.

Employee Annual Cash Bonus

As discussed above, annual cash bonuses are also paid to non-union employees in the US not otherwise eligible to participate in other incentive bonus programs. This program uses the same adjusted EBITDA and free cash flow threshold and target levels as used for the executive officers and previously described under “Amount and Elements of Compensation - Annual Bonus Plan.” For 2022, approximately 800 employees participated in this bonus plan.

Other Benefits

Salary Deferral Plan. All executive officers are eligible to participate in a Salary Deferral Plan described in Note 1 of the “Nonqualified Deferred Compensation Table” below. The Compensation Committee believes that it is appropriate to offer this program to enable the executive officers to better manage their taxable income and retirement planning. Based on its analysis and the advice of WTW, the Compensation Committee believes that this program is competitive with comparable programs offered by other companies. As of December 31, 2022, two current executive officers, both of whom are NEOs for 2022, had balances in the Salary Deferral Plan. For more information, see “Salary Deferral Plan” below.

Supplemental Retirement Plans. We offer a supplemental retirement plan to certain employees, including executive officers. The purpose of this plan is to compensate certain employees for compensation reductions caused by salary deferrals or by regulatory compensation limitations on qualified plans. The Compensation

Committee believes that this supplemental retirement plan is appropriate to attract and retain qualified executives. For more information, see “Retirement Benefits” below.

Additional Benefits. Each executive officer receives his/her choice of either the use of a company-paid leased vehicle for both personal and business purposes, or a vehicle allowance. All executive officers participate in the Badger Meter, Inc. Employee Savings and Stock Ownership Plan (“ESSOP”) and other benefit plans provided to all of our U.S. employees. Executive officers are provided with a company-paid long-term disability plan that provides replacement income for approximately 60% of executive base salary and bonus in the event of a qualified long-term disability. Executive officers are provided a taxable benefit up to $5,000 of annual financial/estate planning reimbursement. In addition, executive officers are required to participate in an annual executive physical program designed to proactively identify and address medical issues and health risks.

Clawback Policy. The company has a Compensation Recoupment Policy (commonly referred to as a “clawback policy”). The clawback policy is designed to ensure that incentive-based compensation is paid to executive officers based on accurate financial statements and ethical and legal conduct. In the event that we are required to prepare an accounting restatement due to the material noncompliance with accounting rules, or we determine that an executive officer engaged in illegal or fraudulent conduct or materially breached the company’s Code of Business Conduct, the result of which is adverse to the company, whether financial or reputational harm, the policy requires the recoupment of certain incentive-based compensation that was granted to current or former executive officers of the company who received incentive-based compensation at any time after the effective date of policy and during the three-year period preceding the date on which we are required to prepare the accounting restatement, or, respectively, the date on which we determined the conduct occurred that caused the company the aforementioned harm.

Section 162(m) Limitations. The company’s compensation programs were designed generally to ensure tax deductibility of the compensation paid under the incentive plans based on tax regulations in effect at the time the plans were adopted, including Section 162(m) of the Internal Revenue Code. In December 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted in the United States. Among other changes, the Tax Act eliminated prospectively the provisions under Section 162(m) of the Internal Revenue Code that allowed tax deductions for certain performance-based compensation above the $1.0 million deductibility limit for certain executive officers, subject to transitional provisions for compensation and grants awarded prior to November 2017. Although the Tax Act substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to the former specified performance-based standards, the Compensation Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy. During the transition period, the Compensation Committee anticipates taking appropriate action to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

Tax Gross-ups. The company does not provide tax gross-ups to any of the executive officers.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers, whose expertise has been critical to our success, to encourage them to remain with us in the event of any merger or transition period. The Compensation Committee has reviewed these agreements and determined that they are appropriate given competitive market practices. Each KEESA requires a “double-trigger,” providing for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in- control or (ii) otherwise arose in connection with or in anticipation of a change-in-control. For more information regarding the KEESAs, see the discussion in “Potential Payments Upon Termination or Change-in-Control” below.

Common Stock Ownership Guidelines and Hedging and Pledging Policies

We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for our executives. As a result, each executive officer is expected to hold common stock equal to at least two-times his or her annual base salary, except the CEO who is expected to hold common stock equal to at least three-times their annual base salary. New executive officers are expected to achieve this level of stock ownership within a reasonable time, but in any event, within six years of becoming an executive officer. Each executive officer, including each NEO either met the targeted level of stock ownership, or are within the permitted six-year window to achieve the ownership requirement.

Additionally, we have a policy that prohibits our executive officers, as well as our directors, from engaging in short selling, hedging transactions (including the purchase of prepaid variable forward contracts, equity swaps, collars and exchange funds) and from holding our common stock in a margin account or pledging our common stock as collateral for a loan.

Risk Assessment

The Compensation Committee conducts an annual risk assessment of our compensation programs to determine whether our compensation policies and practices are reasonably likely to have a material adverse effect on the company. Based on this assessment, the Compensation Committee believes that our compensation program is balanced and does not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:

•
Base salaries are fixed in amount and thus do not encourage risk taking;
•
Our annual bonus plan is designed to align compensation with our shareholders’ interests over the long term;
•
Our long-term incentive plan uses a mix of performance measures that are designed to reward our executives only if the company is achieving positive long-term growth;
•
We apply clawback provisions to the annual cash bonus and long-term incentive plans;
•
We maintain appropriate caps on incentives; and
•
We have limited and appropriate perquisites.

Summary Compensation Table

The following table sets forth information concerning compensation earned or paid to each of the NEOs for each of the last three fiscal years in which they were an NEO, as applicable. The NEOs are our principal executive officer, principal financial officer and three other most highly compensated executive officers employed as of December 31, 2022.

Summary Compensation Table for 2022 (all amounts in $)

					Non-Equity Incentive Plan Compensation		Change in Pension and Non-Qualified
Name & Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Annual Bonus (4)	LTIP Cash (5)	Deferred Compensation (6)	All Other Compensation (7)	Total
Kenneth C. Bockhorst	2022	675,000	1,380,249	-	968,220	804,752	34,012	78,611	3,940,844
Chairman, President &	2021	640,000	1,199,221	-	1,408,000	276,024	72,945	78,129	3,674,319
CEO	2020	593,712	314,380	317,986	697,410	—	76,854	59,992	2,060,334

Robert A. Wrocklage	2022	368,000	359,925	-	263,930	197,392	7,748	47,970	1,244,965
Senior Vice President - Chief	2021	350,000	326,002	-	385,000	59,360	19,885	44,430	1,184,677
Financial Officer	2020	308,923	77,098	77,988	199,584	—	16,524	35,834	715,951

Kimberly K. Stoll	2022	275,000	147,894	-	143,440	102,492	6,433	43,475	718,734
Vice President - Sales and	2021	263,000	134,395	-	210,400	37,100	6,005	42,418	693,318
Marketing	2020	246,173	40,030	40,489	115,668	—	4,912	39,837	487,109

William R.A. Bergum	2022	255,500	123,294	-	133,269	94,900	8,034	44,088	659,085
Vice President - General	2021	247,000	119,942	-	197,600	29,680	4,574	44,210	643,006
Counsel and Secretary

Karen M. Bauer	2022	244,500	123,294	-	111,590	83,512	12,263	40,641	615,800
Vice President - Investor Relations,
Corporate Strategy and Treasurer

(1)
2020 salaries for all executive officers include a temporary reduction of 20% for a total of nine weeks during April – June 2020 in response to COVID.
(2)
For all NEOs, these amounts reflect the grant date fair value of restricted stock awards made in each respective year, plus the grant date fair value of PSUs granted in 2022 and 2021. The fair value is determined based on the market price of the shares on the grant date and, for the PSUs, assumes that both performance goals are achieved at target, thus 100% of the PSUs granted will be earned. The value of the PSUs as of the grant date assuming the maximum 200% performance level for both PSU performance metrics for each NEO is: Mr. Bockhorst $1,932,486; Mr. Wrocklage $360,022; Ms. Stoll $147,992; Mr. Bergum $123,392 and Ms. Bauer $123,392. More details regarding the assumptions made in valuing these awards can be found under the captions “Restricted Stock” and “Performance Share Units” in Note 5 to the Consolidated Financial Statements in our 2022 Annual Report on Form 10-K. These awards were made on the first Friday of March in each year.
(3)
These amounts reflect the grant date fair value of the option awards made in 2020. The strike price is the closing price of our common stock on the NYSE on the first Friday of March in 2020. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2022 Annual Report on Form 10-K and such information is incorporated herein by reference. Since 2021, the company no longer awards stock option grants.
(4)
“Non-Equity Incentive Plan Compensation - Annual Bonus” amounts represent annual incentive bonuses earned during the year indicated but paid in February of the following year. For example, the bonus earned during 2022 was paid in February of 2023 under the bonus program described in the “Compensation Discussion and Analysis”.
(5)
The “Non-Equity Incentive Plan Compensation - LTIP Cash” represents the amount earned for the three-year plan ending as of the year shown under our LTIP plan, as described in the “Compensation Discussion and Analysis”. At the conclusion of each three-year plan, any amounts earned are paid in February of the following year. The amount paid in February 2023 was based on plan performance for the three-year performance period 2020-2022.

(6)
“Change in Pension Value and Non-Qualified Deferred Compensation” includes the 2022 aggregate increase in the actuarial present value of each NEOs accumulated benefit under our non-qualified unfunded supplemental retirement plan, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements. It also includes $857 for Mr. Wrocklage and $2,202 for Ms. Bauer, representing earnings on deferred compensation in excess of 120% of the applicable federal rate.
(7)
“All Other Compensation” for 2022 includes the following items:
a.
Matching contributions to the Badger Meter, Inc. ESSOP of $5,125 for each NEO. The defined contribution feature of the plan resulted in contributions of $18,410 for all NEOs.
b.
Dividends on restricted stock of $13,599 for Mr. Bockhorst, $5,687 for Mr. Wrocklage, $1,899 for Ms. Stoll, $1,672 for Mr. Bergum and $2,082 for Ms. Bauer.
c.
Vehicle usage of $16,419 for Mr. Bockhorst, $11,100 for Mr. Wrocklage, $12,291 for Ms. Stoll, $13,961 for Mr. Bergum and $11,100 for Ms. Bauer.
d.
Taxable Supplemental Long Term Disability Insurance premiums of $25,058 for Mr. Bockhorst, $6,388 for Mr. Wrocklage, $5,750 for Ms. Stoll, $4,920 for Mr. Bergum and $3,924 for Ms. Bauer.
e.
Taxable financial planning assistance of $1,260 for Mr. Wrocklage.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were granted to the NEOs during 2022, including incentive plan awards (equity-based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. Non-equity incentive plan awards are awards that are not subject to FASB ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period. The equity incentive awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718.

Grants of Plan-Based Awards for 2022

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	Grant Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Restricted Shares (#)	Fair Value of Stock Awards ($)
Kenneth C.	3/4/2022	(1)							4,241	414,006
Bockhorst	3/4/2022	(1)				4,949	9,898	19,796		966,243
	2/10/2022	(2)	371,250	742,500	1,485,000
Robert A.	3/4/2022	(1)							1,843	179,914
Wrocklage	3/4/2022	(1)				922	1,844	3,688		180,011
	2/10/2022	(2)	101,200	202,400	404,800
Kimberly K.	3/4/2022	(1)							757	73,898
Stoll	3/4/2022	(1)				379	758	1,516		73,996
	2/10/2022	(2)	55,000	110,000	220,000
William R.A.	3/4/2022	(1)							631	61,598
Bergum	3/4/2022	(1)				316	632	1,264		61,696
	2/10/2022	(2)	51,100	102,200	204,400
Karen M.	3/4/2022	(1)							631	61,598
Bauer	3/4/2022	(1)				316	632	1,264		61,696
	2/10/2022	(2)	42,788	85,575	171,150

(1)
These awards were granted in 2022 under the LTIP. See the discussion of the plan in “Compensation Discussion and Analysis – Amount and Elements of Compensation.”
(2)
These awards were granted in 2022 under the annual bonus plan to be paid out in 2023. The actual results for 2022 are discussed in the “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

Equity Incentive Plan Awards represent the fair value of performance share units granted to each NEO on March 4, 2022 under the 2021 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($97.62 per share). Share vesting is subject to performance criteria which are discussed in the “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

Stock Awards represent the fair value of restricted stock awards granted to each NEO on March 4, 2022 under the 2021 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($97.62 per share). The restricted stock vests ratably over three years from the date of grant. Dividends on the restricted shares are accrued during the vesting period and paid to the recipient upon full vesting of the shares.

Outstanding Equity Awards At Year-End

The following table sets forth information on outstanding option and stock awards held by the NEOs at December 31, 2022, including the number of shares underlying both exercisable and unexercisable portions of each stock option award as well as the exercise price and expiration date of each outstanding option.

Outstanding Equity Awards as of December 31, 2022

	Option Awards (1)				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (4)
Kenneth C.	8,432	2,108	48.20	3/2/2028	11,618	1,266,711	18,262	1,991,106
Bockhorst	9,197	6,132	59.85	3/1/2029
	7,272	10,909	63.04	3/6/2030
Robert A.	1,977	1,319	59.85	3/1/2029	5,308	578,731	3,468	378,116
Wrocklage	1,783	2,676	63.04	3/6/2030
Kimberly K.	577	-	33.98	3/4/2026	1,838	200,397	1,428	155,695
Stoll	1,043	-	36.45	3/3/2027
	811	406	48.20	3/2/2028
	824	824	59.85	3/1/2029
	926	1,389	63.04	3/6/2030
William R.A.	2,416	-	27.18	3/7/2024	1,617	176,302	1,230	134,107
Bergum	2,416	-	28.33	3/6/2025
	2,064	-	33.98	3/4/2026
	1,981	-	36.45	3/3/2027
	1,296	325	48.20	3/2/2028
	988	660	59.85	3/1/2029
	857	1,287	63.04	3/6/2030
Karen M.	988	660	59.85	3/1/2029	1,928	210,210	1,206	131,490
Bauer	754	1,132	63.04	3/6/2030
(1)
No option awards outstanding for any of the NEOs as of December 31, 2022 were related to equity incentive programs, the realization of which would depend on specific financial or performance outcomes. Options vest at a rate of 20% per year and have a ten-year life. No options were granted in 2021 or 2022.
(2)
Restricted stock awards granted in 2022 and 2021 vest ratably over three years, while those granted prior to 2021 vest 100% three years from date of grant. New hire grants to Mr. Wrocklage (August 15, 2018 in the amount of $300,000 or 5,791 shares) and Ms. Bauer (July 30, 2018 in the amount of $100,000 or 1,986 shares) vest ratably over a five-year period.
(3)
Performance share unit award vesting is subject to achievement of performance targets at the end of a three-year measurement period (i.e., no interim or pro rata vesting). The achievement levels for the PSUs are 50% threshold, 100% target, and 200% maximum, with vesting pro-rated for performance between these points. See “Compensation Discussion and Analysis – Amount and Elements of Compensation” for further information.
(4)
The market value was determined utilizing the December 31, 2022 stock price of $109.03.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised during 2022 for each of the NEOs on an aggregate basis, as well as the total number of shares of restricted stock that vested during 2022.

Option Exercises and Stock Vested for 2022

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vested Shares ($) (1)
Kenneth C. Bockhorst	—	—	8,547	820,531
Robert A. Wrocklage	—	—	2,696	267,978
Kimberly K. Stoll	—	—	846	82,674
William R.A. Bergum	2,362	167,123	697	68,111
Karen M. Bauer	—	—	1,086	105,517
(1)
Based on the closing price of our common stock on the vesting date, as applicable.

For further details regarding equity awards see the description of the LTIP in “Compensation Discussion and Analysis – Amount and Elements of Compensation.”

Retirement Benefits

Qualified Defined Contribution Plan

We maintain a defined contribution retirement plan (through the ESSOP) covering all domestic salaried employees, including each NEO. Under the defined contribution plan, each applicable NEO has an account balance which is credited annually with dollar amounts equal to a percentage of compensation (5% in 2022), plus 2% of compensation in excess of the Social Security wage base. Individuals then invest the funds in various investment vehicles offered to all employees. Any amounts exceeding qualified plan limits are reflected in the “Non-Qualified Unfunded Supplemental Retirement Plan” section below. The amount credited in 2022 for each NEO was $18,410. These are included in “All Other Compensation” in the Summary Compensation Table for 2022. Such amounts were credited to their accounts in early 2023.

Non-Qualified Unfunded Supplemental Retirement Plan

Since benefits under our retirement programs are based on taxable earnings, any deferral of salary or bonus can result in a reduction of these benefits. To make executives whole for this reduction, participants in the salary deferral program also participate in a non-qualified unfunded supplemental retirement benefit plan designed to compensate for reduced retirement benefits caused by the deferral of salary. Benefits under this plan represent the difference between normal retirement benefits that the executive officer would have earned if no salary had been deferred, and the reduced benefit level due to the salary deferral.

Internal Revenue Service regulations limit the amount of compensation to be considered in qualified benefit calculations to $305,000 in 2022, and varying amounts for prior years. Any employee, including any NEO, whose compensation is in excess of the Internal Revenue Service limits also participates in the non-qualified unfunded supplemental retirement plan. Benefits from this plan are calculated to provide the participant the same retirement benefits as if there were no compensation limit. These benefits are included in the table below.

The following table sets forth the actuarial present value of each NEOs accumulated benefit under the Non-Qualified unfunded supplemental retirement plan, assuming benefits are paid at normal retirement age based on current levels of compensation and the present value of the supplemental plan.

Pension Benefits for 2022

Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2022 ($)
Kenneth C. Bockhorst	5.3	254,819	—
Robert A. Wrocklage	4.4	46,672	—
Kimberly K. Stoll	14.4	34,897	—
William R.A. Bergum	19.3	18,855	—
Karen M. Bauer	4.4	22,191	—

Non-Qualified Deferred Compensation

The following table sets forth annual NEO and company contributions under the non-qualified deferred compensation plan, as well as any withdrawals, earnings and fiscal year-end balances in this plan.

Non-Qualified Deferred Compensation for 2022 ($)

Name	Executive Contributions in 2022 (1)	Company Contributions in 2022	Aggregate Earnings in 2022 (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at December 31, 2022 (3)
Robert A. Wrocklage	73,600	—	5,333	—	155,870
Karen M. Bauer	204,150	—	13,883	—	381,493

(1)
All executive officers are eligible to participate in a Salary Deferral Plan. Under this plan, executive officers may elect to defer up to 50% of their annual base salary and up to 100% of their incentive cash awards. Participants may elect to defer payment for a specified period of time or until retirement or separation from service. Participants may also elect a lump-sum payout or annual installments up to ten years. Interest is credited quarterly on the deferred balances at an annual interest rate equal to the sum of the five-year U.S. Treasury constant maturities rate of interest plus one and one-half percent. Mr. Wrocklage and Ms. Bauer are the only NEOs that participate in this plan.
(2)
The portions of the 2022 earnings shown in the above table that are considered above-market (as quantified in Note 6 to the Summary Compensation Table) are also included in the Summary Compensation Table.
(3)
$76,937 of the amount reported in this column for Mr. Wrocklage was previously reported as compensation in the Summary Compensation Table for fiscal years prior to 2022.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements with all executive officers to encourage them to remain with us in the event of any merger or transition period. Each KEESA provides for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

There are two forms of the KEESA. The KEESA for the CEO provides for payment of salary and annual incentive compensation of three years, as well as the actuarial equivalent of the additional retirement benefits he would have earned had he remained employed for three more years, continued medical, dental, and life insurance coverage for three years, outplacement services and financial planning counseling. The KEESA for all other executive officers provides for payment of two years of salary and annual incentive compensation, along with two years coverage pursuant to the other benefits set forth above. Any executive officer who receives compensation under the KEESA is restricted from engaging in competitive activity for a period of six months after termination and is required to maintain appropriate confidentiality relative to all company information. Following the amendment in

February 2021, the KEESA also provides that, if excise taxes would be imposed because of the golden parachute excise tax provisions of Code Sections 280G and 4999, payments to be made to the executive shall either be (A) paid in full or (B) reduced such that the value of the aggregate total payments that the executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the executive may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or which the company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision), whichever of clause (A) or (B) results in the receipt by the executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local taxes and the excise tax).

For purposes of each KEESA, a “change-in-control” is deemed to have occurred if (1) any person (other than the company or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of stock in the company) is or becomes the beneficial owner, directly or indirectly, of 25% or more of our voting securities; or (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 31, 1999, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on July 31, 1999 or whose appointment, election or nomination for election was previously so approved; or (3) our shareholders approve a merger, consolidation or share exchange of the company with any other corporation or approve the issuance of our voting securities in connection with a merger, consolidation or share exchange of the company, with limited exceptions; or (4) our shareholders approve a plan of complete liquidation or dissolution of the company or an agreement for the sale or disposition by us of all or substantially all of our assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by us of all or substantially all of our assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the company immediately prior to such sale.

For purposes of each KEESA, “good reason” means that the executive officer has determined in good faith that any of the following events has occurred: (1) any breach of the KEESA by us other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we promptly remedy; (2) any reduction in the executive officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive officer in effect at any time during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (3) a material adverse change, without the executive officer’s prior written consent, in the executive officer’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (4) the relocation of the executive officer’s principal place of employment to a location more than 35 miles from the executive officer’s principal place of employment on the date 180 days prior to the change-in-control; (5) we require the executive officer to travel on business to a materially greater extent than was required during the 180-day period prior to the change-in-control; or (6) we terminate the executive officer’s employment after a change-in-control without delivering the required notice, in specified circumstances.

The following table describes the potential payments upon termination and a change-in-control. This table assumes the NEOs employment was terminated on December 31, 2022, the last day of our prior fiscal year and that the price per share of the company’s securities is the closing market price as of that date.

KEESA Benefits if Exercised at December 31, 2022 ($)

Name	Salary and Incentives	Value of Unvested Options and Restricted Stock	Retirement Benefits	Welfare Benefits & Other	Total
Kenneth C. Bockhorst	8,452,500	4,189,323	117,292	101,762	12,860,877
Robert A. Wrocklage	1,870,800	1,144,785	41,396	92,050	3,149,031
Kimberly K. Stoll	1,070,000	485,193	29,411	91,366	1,675,970
William R.A. Bergum	965,400	421,826	26,897	98,736	1,512,859
Karen M. Bauer	910,150	426,220	25,480	48,544	1,410,394

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the annual report on Form 10-K for the fiscal year ended December 31, 2022.

Todd A. Adams, Chairperson
Henry R. Brooks
Gale E. Klappa
James W. McGill

Director Compensation

Compensation Philosophy and Role of the Compensation and Human Resources Committee

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board of Directors. We believe that our director compensation is competitive relative to the market. Director compensation is determined by the Compensation Committee with approval by the full Board of Directors, and equity programs such as our Director Stock Grant Plans, are approved by shareholders.

Recommendations regarding outside director compensation are made by the Compensation Committee. The Compensation Committee refers to independent director compensation studies provided by the National Association of Corporate Directors (NACD) to obtain relevant market data used in developing compensation recommendations. All decisions on director compensation levels and programs are made by the full Board of Directors based on the recommendations provided by the Compensation Committee.

Director Compensation Table and Components of Director Compensation

The following table summarizes the director compensation for calendar 2022 for all of the non-employee directors. Mr. Bockhorst did not receive any additional compensation for his services as a director beyond the amounts previously disclosed in the Summary Compensation Table.

Director Compensation for 2022 ($)

Name	Fees Earned or Paid in Cash (3)	Stock Awards (4)	Total
Todd A. Adams	72,000	61,697	133,697
Henry F. Brooks	66,000	61,697	127,697
Melanie K. Cook (2)	56,100	61,697	117,797
Gale E. Klappa	80,000	61,697	141,697
Gail A. Lione (1)	21,758	-	21,758
Xia Liu (2)	27,440	-	27,440
James W. McGill	66,000	61,697	127,697
Tessa M. Myers	66,000	61,697	127,697
James F. Stern	66,000	61,697	127,697
Glen E. Tellock	75,000	61,697	136,697
(1)
Gail A. Lione did not stand for re-election at the 2022 Annual Shareholder Meeting. Fees earned represent a partial year of service in 2022.
(2)
Melanie K. Cook and Xia Liu were appointed to the Board of Directors in February and August 2022, respectively. Fees earned represent a partial year of service in 2022.
(3)
Retainer. In 2022, non-employee directors on the Board for the entire year received a $66,000 annual retainer. In addition, they are reimbursed for reasonable out-of-pocket travel, lodging and meal expenses. The Lead Outside Director received an annual fee of $10,000. The chair of the Audit Committee received an annual fee of $9,000. The chair of the Compensation Committee received a fee of $6,000. The chair of the Governance Committee received $4,000.
(4)
Stock Grants. Each director was awarded a grant of stock valued at $64,000. This number of shares is based on the average of the 10 days’ closing prices on the NYSE prior to and including the closing price on Monday, May 2, 2022. The 2022 grant is for the number of shares equal to $64,000 rounded down to the nearest whole share using the 10-day average price of $83.42. The grant date value was determined by the closing price of $80.44 on May 2, 2022.

As a result of the review of NACD data and to align director pay to market practices, the Compensation Committee recommended, and the Board approved, an increase in the annual grant of stock to $70,000 from $64,000 to take effect in 2023, while the annual retainer will be reduced from $66,000 to $60,000.

Stock Ownership Guidelines. Non-employee directors are required to own four-times their annual Board retainer in company stock within five years of first being elected to the Board. As of February 24, 2023, all non-employee directors met this requirement, or are within the permitted five-year window to achieve the requirement. We also prohibit our non-employee directors from engaging in short sales of our common stock, holding our common stock in a margin account, hedging, or pledging our common stock as collateral for a loan.

Badger Meter Deferred Compensation Plan for Directors. Directors may elect to defer their compensation, in whole or in part, in a stock and/or cash account of the Badger Meter Deferred Compensation Plan for Directors, with all such amounts paid in cash upon ultimate distribution from the plan.

Our non-employee directors do not participate in any incentive plans or pension plans, and receive no perquisites, benefits or other forms of compensation, other than as disclosed above. Members are compensated for direct expenses incurred for travel, lodging and other normal reimbursable expenses associated with Board meeting attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no Compensation Committee interlocks or insider participation.

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Board of Directors is committed to and recognizes the importance of responsible executive compensation practices. We have designed our executive compensation program to attract, motivate, reward, and retain senior management required to achieve our corporate objectives and to align compensation practices with our shareholders’ interest.

As required by Section 14A of the Securities Exchange Act, we provide our shareholders with an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers, and currently hold this vote on an annual basis. This annual advisory vote, commonly referred to as “Say on Pay”, is not binding. However, our Board of Directors and the Compensation Committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, and compensation tables and any related material disclosed above in this Proxy Statement, is hereby APPROVED.

In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis as well as the information contained in the preceding Compensation Tables.

We employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•
A total compensation package that is targeted at the median of our peer companies;
•
A total compensation package that is structured so that a majority of compensation opportunities are delivered through short- and long-term incentives;
•
A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;

•
A long-term incentive program that, in keeping with prevailing industry practice, is significantly driven by financial performance, along with a mix of equity awards to further tie compensation to stock price performance as well as enhance retention; and
•
Stock ownership guidelines that continue to tie executives’ interests to shareholders over the long term.

Furthermore, we do not currently use employment contracts with our executive officers nor provide severance protection other than following a change-in-control of our company. We believe our change-in-control protections are in the best interests of our shareholders. Further, we maintain double-trigger protection (requiring a change-in-control and subsequent employment termination) following a change-in-control for any executive officer, including our NEOs.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the non-binding advisory resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. The advisory vote to approve compensation of NEOs will be approved if the votes "FOR" exceed the votes "AGAINST." Abstentions will have no effect on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NON-BINDING ADVISORY RESOLUTION ABOVE.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In addition to providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers (NEOs), we also are seeking a non-binding, advisory vote on how frequently the advisory vote on NEO compensation should be presented to shareholders, as required by Section 14A of the Exchange Act and related SEC rules. By voting on this proposal, shareholders may indicate whether they prefer that we seek future advisory votes on NEO compensation every one, two, or three years. You will also have the choice to abstain from voting on this proposal.

Based on the vote at the 2017 Annual Meeting of Shareholders and the Board of Director’s agreement, shareholders currently vote on NEO compensation on an annual basis. The Board of Directors continues to believe that advisory votes on the NEO compensation should be conducted each year.

Shareholders may cast their advisory vote to conduct advisory votes on NEO compensation every “1 YEAR,” “2 YEARS,” or “3 YEARS,” or they may “ABSTAIN.” The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by our shareholders. Shareholders are not voting to approve or disapprove the Board’s recommendation.

Your vote on the frequency of the shareholder vote on the compensation of our NEOs is advisory and not binding. However, the Board of Directors and the Compensation and Human Resources Committee value the views of shareholders and will take the results of the vote into consideration in determining whether to change the frequency of the shareholder vote on NEO compensation. In accordance with SEC rules, the next advisory vote on frequency is expected to occur at the 2029 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EVERY ONE YEAR AS THE FREQUENCY FOR CONDUCTING FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

CEO PAY RATIO

Our principal executive officer in 2022 was Kenneth C. Bockhorst, Chairman, President and CEO. In 2022, the Compensation Committee reviewed a comparison of the CEO’s total pay to the median total pay of all our employees as described below. The compensation for our CEO in 2022 as disclosed in the Summary Compensation Table for 2022 of $3,940,844 was approximately 112 times the median total pay of employees of $35,254.

Our CEO to median employee pay ratio is calculated in accordance with SEC rules (Item 402(u) of Regulation S-K). As permitted, we used base salary as our consistently applied compensation measure to determine our median employee pay from our employee population, excluding our CEO, as of December 31, 2022. We included all employees, whether employed on a full-time, part-time, or seasonal basis. For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of December 31, 2022 but were not employed for the full calendar year. For our non-U.S. employees, we used the foreign exchange rates applicable at December 31, 2022 to convert their base salary into U.S. dollars. We did not make any other assumptions, adjustments, or estimates with respect to base salary pay.

PAY VERSUS PERFORMANCE

The company is providing the following information to comply with the U.S. Securities and Exchange Commission (SEC) final rules for pay-versus-performance disclosure mandated as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in 2010.

Pay for Performance Table ($)

					Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for CEO ($) (1)	Compensation Actually Paid to CEO ($) (1) (2)	Average Summary Compensation Table Total for non-CEO NEOs ($) (1)	Average Compensation Actually Paid to non-CEO NEOs ($) (1) (3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (4)	Net Income ($ in 000s)	Company Selected Measure: EBITDA ($ in 000's) (5)
2022	3,940,844	4,513,915	809,646	830,482	172.43	116.77	66,496	113,405
2021	3,674,319	4,753,955	802,388	954,378	167.07	145.80	60,884	106,465
2020	2,060,334	3,391,471	532,887	742,814	146.39	117.56	49,343	90,227

(1)
The CEO for all periods presented is Mr. Bockhorst. The other NEOs for 2022 include Mr. Wrocklage, Ms. Stoll, Mr. Bergum and Ms. Bauer. For 2021 the other NEOs include Mr. Wrocklage, Ms. Stoll, Mr. Gregory M. Gomez, retired Vice President, Flow Instrumentation and International Utility Water and Mr. Bergum. For 2020 the other NEOs include Mr. Wrocklage, Ms. Stoll, Mr. Gomez and Mr. William J. Parisen, retired Vice President, Global Operations.
(2)
Compensation actually paid to the CEO for each year presented includes the summary compensation table total, less the grant date fair value of that year's stock and option awards, adjusted for the following equity compensation items. Note that the assumptions used in calculating these fair values did not differ materially from the assumptions used to calculate the fair value of the equity awards at the time of grant.
a.
For 2022, (i) for restricted stock awards: $462,396 for the fair value as of the end of the year of awards granted during the year, $18,221 gain as of the end of the year on awards that were granted in a prior year and remained unvested and $90,234 loss on vesting prior year awards; (ii) for performance share awards: $1,510,851 fair value as of the end of the year at the projected vesting achievement of awards granted during the year and $30,989 gain as of the end of the year at the projected vesting achievement of awards that were granted in a prior year and remained unvested; (iii) for stock options: $82,778 gain as of the end of the year on awards that were granted in a prior year and remained unvested and $61,680 loss on vesting prior awards.
b.
For 2021, (i) for restricted stock awards: $381,911 for the fair value as of the end of the year of new awards granted during the year, $154,250 gain as of the end of the year on awards that were granted in a prior year and remained unvested and $57,555 gain on vesting prior year awards; (ii) for performance share awards: $1,336,902 fair value as of the end of the year at the projected vesting achievement of awards granted during the year; (iii) for stock options: $275,609 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $72,631 gain on vesting prior awards.
c.
For 2020, (i) for restricted stock awards: $469,077 for the fair value as of the end of the year of awards granted during the year, $408,898 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $15,101 gain on vesting prior year awards (ii) for stock options: $696,332 for the fair value as of the end of the year of awards granted during the year, $389,309 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $15,213 loss on vesting prior awards.
(3)
The average compensation actually paid to the non-CEO NEOs for each year presented includes the summary compensation table total average, less the average stock awards grant date fair value of current year grants, adjusted for the following equity compensation items (all representing averages):
a.
For 2022, (i) for restricted stock awards: $105,268 for the fair value as of the end of the year of awards granted during the year, $4,217 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $10,782 loss on vesting prior year awards (ii) for performance share awards: $105,377 fair value as of the end of the year at the projected vesting achievement of awards granted during the year and $3,210 gain as of the end of the year at the projected vesting achievement of awards that were granted in a prior year and remain unvested; (i) for stock options: $11,758 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $9,611 loss on vesting prior awards.
b.
For 2021, (i) for restricted stock awards: $94,812 for the fair value as of the end of the year of new awards granted during the year, $25,200 gain as of the end of the year on awards that were granted in the prior year and remained unvested and $8,184 gain on vesting prior year awards (ii) for performance share awards: $142,338 fair value as of the end of the year at the projected vesting achievement of awards granted during the year; (iii) for stock options: $44,549 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $15,591 gain on vesting prior awards.
c.
For 2020, (i) for restricted stock awards: $72,450 for the fair value as of the end of the year of awards granted during the year, $60,853 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $717 loss on vesting prior year awards (ii) for stock options: $107,556 for the fair value as of the end of the year of awards granted during the year, $71,358 gain as of the end of the year on awards that were granted in a prior year and remain unvested and $3,898 loss on vesting prior awards.
(4)
The peer group used for purposes of this disclosure is consistent with the peer group used in the respective years' Proxy Compensation Discussion and Analysis (CD&A). For 2022, the individual companies are listed within this Proxy CD&A. For 2021, it includes those same companies plus SPX Flow, Inc. which was subsequently acquired. For 2020, the companies include A. O. Smith, CIRCOR International, ESCO Technologies, Franklin Electric Co., Gormann-Rupp, Helios, Itron, Inc., Lindsay Corporation, Mueller Water Products, Northwest Pipe Co., Perma-Pipe, Rexnord Corporation and Watts Water Technologies.
(5)
We generally define EBITDA as GAAP net income plus interest, income taxes, depreciation and amortization.

Description of Relationship Between Pay and Performance

Overview

We strive to compensate our executive officers at market competitive levels, with the opportunity to earn above-median compensation for above-market performance, through programs that emphasize variable, performance-based incentive compensation in the form of annual cash payments, equity-based awards that increase or decrease in value with changes in the stock price, and a long-term incentive program (LTIP) utilizing financial targets measured over a three-year performance period. To that end, total executive compensation is tied to company performance and is structured to ensure that, due to the nature of our business, there is an appropriate emphasis on balancing critical annual objectives and long-term strategy.

Background and Comparability Between Years

In 2021, the Compensation and Human Resources Committee approved changes to the LTIP award mix and related financial performance metrics with the intent to enhance the emphasis on performance based equity compensation for our executives.

For 2020, the LTIP was comprised of 30% restricted stock awards, 30% stock option awards and 40% long term cash-based incentive. In 2021 and 2022, the LTIP was comprised of restricted stock awards and performance share units, whereby 70% of the CEO's and 50% of the other NEOs LTIP compensation is variable and based on the achievement of objective financial performance criteria as described in the Compensation Discussion and Analysis within this Proxy.

When comparing compensation actually paid (as defined) between 2020 and 2021, the 2020 figures include a temporary base salary reduction for all NEOs of 20% for a nine week period in response to the COVID-19 pandemic.

Overall Pay Versus Performance

The following descriptions have been grouped together in providing information relevant to the relationships between CEO and other NEO average compensation actually paid (as defined) compared to the company's Total Shareholder Return (TSR), Net Income and EBITDA performance.

From 2020 to 2021, the percent increase in compensation actually paid (as defined) was 40% and 28% for the CEO and other NEOs, respectively. This compares to an increase in net income of 23%, an 18% improvement in EBITDA and a 14% TSR which indicates strong alignment. The 2020 actual compensation was impacted negatively by two primary items. First, as previously noted, the 2020 figures include the impact of a temporary 20% base salary reduction. In addition, no LTIP cash bonus was earned in 2020 based on the prior three year performance criteria. Together, these had the impact of modestly inflating the year-over-year percentage increase in compensation actually paid (as defined), which further reinforces the alignment of pay to performance.

From 2021 to 2022, the percent change in compensation actually paid (as defined) reflected a modest decrease of 5% and 13% for the CEO and other NEOs, respectively. This compares to an increase in net income of 9%, a 7% improvement in EBITDA and a 3% TSR. There is strong alignment in actual compensation and performance.

In summary, the company's compensation actually paid (as defined) appears strongly aligned with our performance and the economic interests of our shareholders.

Relationship Between Company and Peer TSR

As reflected in the above table, the company's TSR has outperformed the relevant peer group's TSR over the three year performance period which is reflective of the financial outperformance by the company compared to peers during the COVID pandemic, and in relation to competitors and peers in the challenged macro environment of supply chain and inflation dynamics of 2021 and 2022. In addition, the company has increased its annual dividend rate for 30 consecutive years, which is positively reflected in the TSR calculation which includes the reinvestment of dividends.

Other Performance Measures

Inclusive of the company selected financial performance measure included in the table above, the following performance measures are considered to be important in evaluating the link between executive compensation and company performance:

Other Performance Measures
EBITDA
Absolute free cash flow
Free cash flow conversion of net earnings
Return on invested capital

These measures are applicable for the CEO as well as the non-CEO NEOs and are included within the company's short and long term performance plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2022 regarding total shares subject to outstanding stock options, warrants and rights and total additional shares available for issuance under our existing equity compensation plan.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)
Equity compensation plans approved by security holders
2021 OMNIBUS INCENTIVE PLAN	196,747	45.35	938,147
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	196,747	45.35	938,147

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee (“Audit Committee”) is established by the Board of Directors (“Board”) for the primary purpose of assisting the Board in overseeing, and assuring the integrity of, the company’s financial statements, the company’s compliance with legal and regulatory requirements, the Board’s assessment and management of risk, the independent auditor’s qualifications and independence, the performance of the internal audit function and the work of the independent auditors, and the systems of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee meets at least quarterly, reports to the Board regularly, and met six times in 2022.

The Audit Committee is vested with all responsibilities and authority required by Rule 10A-3 under the Securities Exchange Act of 1934. It is comprised of the five members of the Board of Directors named below, each of whom is independent as required by the NYSE and U.S. SEC rules currently in effect. The Board evaluates the independence of the directors on at least an annual basis. Of the five members of the Audit Committee, Mr. Tellock, Ms. Cook and Ms. Liu have been determined by the Board to be audit committee financial experts as defined by SEC rules. The Audit Committee has the responsibility for the appointment, retention and oversight of the company's independent auditor, the selection of its lead engagement partner, the evaluation of its qualifications, independence and performance, the approval and negotiation of all audit and other engagement fees and the periodic consideration and impact of independent auditor rotation. The Audit Committee acts under a written charter available on the company’s website at www.badgermeter.com.

Management of the company has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. Management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2022, including discussing the propriety of the application of accounting principles, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited 2022 financial statements with our independent auditors, Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. GAAP.

Additionally, the Audit Committee has done, among other things, the following:

•
met with Ernst & Young LLP, with and without management present, to discuss the results of its annual audit and quarterly reviews, its evaluations of the internal controls, and the overall quality of financial reporting, as well as matters required to be discussed by professional standards and regulatory requirements as currently in effect;
•
discussed with Ernst & Young LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;” and
•
received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the U.S. SEC.

All members of the Audit Committee have approved the foregoing report.

Glen E. Tellock, Chairperson Melanie K. Cook
Xia Liu
Tessa M. Myers
James F. Stern

PRINCIPAL ACCOUNTING FIRM FEES

Fees for professional services provided by the independent registered public accounting firm in each of the last two fiscal years are as follows:

	2022	2021
Audit Fees(1)	$885,000	$903,500
Tax Fees	—	—
All other Fees	—	—
Total Fees	$885,000	$903,500
(1)
Includes annual financial statement audit and review of our quarterly reports on Form 10-Q.

As part of its duties, the Audit Committee pre-approves services provided by Ernst & Young LLP. Pursuant to the Audit Committee Charter, the Audit Committee must pre-approve all auditing services and permissible non-audit services to be provided. In addition, the Audit Committee Charter provides that the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. During the fiscal year ending December 31, 2022, all of the audit fees and non-audit services provided by the company’s independent registered public accounting firm were pre-approved by the Audit Committee. In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, the Audit Committee has reviewed all 2022 audit services provided by Ernst & Young LLP to make sure they were compatible with maintaining the independence of Ernst & Young LLP. There were no additional non-audit services performed in 2022.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2023, as well as its internal control over financial reporting as of December 31, 2023, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection.

In determining whether to reappoint Ernst & Young LLP as the company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the following:

•
the length of time Ernst & Young LLP has been engaged by the company as the independent registered public accounting firm. Ernst & Young LLP has been the company’s auditor since 1927; benefits of longer tenure include:
o
Enhanced audit quality – Ernst & Young LLP’s significant institutional knowledge and deep expertise of the company’s global business, accounting policies and practices, and internal control over financial reporting enhance audit quality.
o
Competitive fees – Because of Ernst & Young LLP’s familiarity with the company, audit and other fees are competitive with peer companies.
o
Avoidance of costs associated with new auditor – Bringing on new Independent Auditors would be costly and require a significant time commitment which could lead to management distractions.
•
Ernst & Young LLP’s historical and recent performance on the audit;
•
an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP;
•
the quality of the Audit Committee’s ongoing discussions with Ernst & Young LLP;
•
an analysis of Ernst & Young LLP’s known legal risks and significant proceedings;
•
external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board ("PCAOB") reports on Ernst & Young LLP and its peer firms;
•
the appropriateness of Ernst & Young LLP’s fees, on both an absolute basis and as compared to its peer firms; and
•
Ernst & Young LLP’s independence.

Based on the Audit Committee’s evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the company and its shareholders to retain Ernst & Young LLP to serve as the independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of ratifying Ernst & Young LLP as the company’s independent registered public accounting firm. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may choose to vote for you on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the company, even if you do not provide voting instructions to such nominee. The Audit Committee’s selection of Ernst & Young LLP as the company's independent registered public accounting firm for the year ending December 31, 2023 will be ratified if the votes “FOR” exceed the votes “AGAINST.” Abstentions will have no effect on this Proposal. We do not anticipate any broker non-votes on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

Background

Badger Meter is currently authorized to issue a total of 40,000,000 shares of common stock, par value $1.00 per share. As of December 31, 2022, Badger Meter had 37,221,098 shares of common stock issued of which 29,293,027 were outstanding and 7,928,071 were held in treasury. On February 10, 2023, our Board of Directors determined that an increase in the number of shares of common stock was advisable and in the best interests of the company and our shareholders and unanimously voted to submit for shareholder approval an amendment to our Restated Articles of Incorporation to increase the authorized number of shares of our common stock from 40,000,000 to 80,000,000 shares (the “Amendment”).

Proposed Amendment

The Amendment is set forth in relevant portion below:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eighty (80) million shares, consisting of a single class designated “Common Stock” having a par value of one dollar ($1.00) per share.”

Reasons for the Amendment

Our Board of Directors believes the adoption of the Amendment is advisable and in the best interests of the company and our shareholders and would provide us with the appropriate flexibility to issue shares for future corporate needs.

The additional authorized shares would provide the company with the ability to issue shares for a variety of corporate purposes the Board of Directors may determine to be appropriate. This includes, but is not limited to, for common stock splits affected in the form of stock dividends, future employee benefit plans, additional financing and capital raising flexibility to support the growth of our business and for other business and financial purposes that our Board of Directors deems are in the company’s best interest. Our Board of Directors believes that it is in the best interests of the shareholders for the Board of Directors to have the flexibility to issue additional shares of common stock in any, or all, of the above circumstances. Unless our shareholders approve the Amendment, we may not have sufficient unissued and unreserved authorized shares to engage in similar transactions in the future. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of activities, in most cases without the necessity of obtaining further shareholder approval and holding a special shareholders’ meeting before such issuance(s) could proceed.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Shareholders do not have preemptive rights with respect to our common stock and no further authorization of the shareholders is contemplated to be obtained for the issuance of shares of common stock being authorized pursuant to this proposal. Therefore, should our Board of Directors determine to issue additional shares of common stock, existing shareholders would not have any preferential rights to purchase such shares in order to maintain their proportionate ownership thereof.

Potential Effects of the Amendment

The increase in the number of authorized shares of common stock will not have any immediate effect on the rights of our existing shareholders. Our Board of Directors will have the authority to issue the additional shares of common stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or NYSE listing rules or any other stock exchange on which our securities may be listed. Any potential issuance of additional shares of common stock would decrease the relative percentage of equity ownership of our existing shareholders, thereby diluting the voting power of their common stock, and, depending on the price at which the additional shares are issued, may also be dilutive to any future earnings per share of our common stock.

Other than issuances pursuant to equity incentive plans (or upon the exercise of securities issued pursuant to equity incentive plans), as of the date of this Proxy Statement, we have no current plans, arrangements or understandings regarding the issuance of any additional shares of common stock that would be authorized pursuant to this proposal and there are no negotiations pending with respect to the issuance thereof for any purpose. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the company and our shareholders. Furthermore, although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations and not by any current or threatened hostile takeover attempt, the issuance of additional shares of common stock could, in certain instances, facilitate future attempts by the company to deter or prevent changes in control of the company.

Effectiveness of the Amendment and Required Vote

If the Amendment is approved by our shareholders, the Amendment will become effective upon the filing of an articles of amendment with the State of Wisconsin Department of Financial Institutions, which filing is expected to occur promptly after the Annual Meeting. If the Amendment is not approved by our shareholders, the Restated Articles of Incorporation will not be amended and the number of authorized shares of common stock will remain unchanged. The affirmative vote of the holders of a majority of the shares then outstanding of our common stock is required to approve the Amendment. As a result, abstentions will have the effect of a vote “against” this proposal.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted FOR the resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. A vote of the majority of votes cast is required to approve this Proposal. Abstentions will have no effect on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AMENDING THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OUTSTANDING.

SHAREHOLDER PROPOSAL

The Company has been notified that NorthStar Asset Management intends to present a proposal for consideration at the Annual Meeting. Badger Meter is presenting the proposal below as it was submitted to us.

Eliminating Discrimination through Inclusive Hiring

WHEREAS:

In recent decades, U.S. incarceration rates have skyrocketed, and Black and Brown people are incarcerated more often and for harsher sentences than White people.(1) People with arrest or incarceration records face enduring stigma that negatively impacts employment opportunities;

However, fair chance employment (actively recruiting people with criminal records) can benefit companies, communities, and the economy. The tight labor market means that employers must “not only rewrite the hiring and retention playbook” but also cast a wider net by diversifying the talent pool;

At the same time, companies strive to fulfill racial equity commitments. Given the disproportionately high incarceration rates of Black and Brown people in the U.S. and case study evidence that formerly incarcerated employees can have lower turnover and better attendance and disciplinary records compared to their peers without criminal records, recruiting fair chance employees can help ease labor market constraints while also advancing racial equity goals;

Fair chance employment best practices include:

•
Resolving technical barriers like algorithmic elimination of applicants with employment gaps;
•
Creating internship and training programs with direct hire potential;
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Hosting job fairs targeting fair chance jobseekers;
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Removing blanket exclusions on specific crimes beyond legal requirements;
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Ensuring that reviewers are trained in properly reading criminal records and using best practice standards for individualized reviews;
•
Partnering with advocacy organizations that specialize in job preparation, entrepreneurship, in-prison education, and/or career pathways for incarcerated people;
•
Routinely examining anonymized data on fair chance hires to ensure racial and gender equity;
•
Destigmatizing the issue of criminal records throughout the entire workforce;
•
Creating employee support structures specifically for justice-involved individuals;

Fair chance employers are not blind to criminal records – hiring managers still perform background checks and consider suitability – but these employers commit to fairer hiring practices that consider the effects of stigma and bias against people with criminal records;

Excluding qualified individuals because of criminal records could harm the company’s competitive advantage and reputation. Because people with criminal records are statistically more likely to be Black or Brown, there is an inherent risk that people’s status as formerly incarcerated may serve as a proxy for race and therefore pose a risk impermissible discrimination an if recruiting practices otherwise present as blind to race and ethnicity;

Shareholders believe that company value would be well-served by examining whether revisions to company practices related to recruiting formerly incarcerated individuals could decrease future risks related to discriminatory hiring.

(1) https://www.sentencingproject.org/publications/un-report-on-racial-disparities/

RESOLVED: Shareholders request that the Board of Directors prepare a report, at reasonable cost, omitting proprietary information, and published publicly within one year from the annual meeting date, analyzing whether Badger Meter’s hiring practices related to people with arrest or incarceration records are aligned with publicly stated DEI (diversity, equity, and inclusion) statements and goals, and whether those practices may pose reputational or legal risk due to potential discrimination (including racial discrimination) claims.

BOARD RECOMMENDATION

After careful review and consideration, the Board of Directors believes the requested report is unnecessary. Badger Meter has robust processes in place to provide for fair and equitable hiring. The company provides an inclusive workplace where discrimination of any kind is not tolerated, and an environment free of unnecessary barriers to those with criminal records. The company’s policies, Code of Conduct and related training reinforce this commitment. As Badger Meter’s Collaboration value states, “We believe in leveraging diverse perspectives and treating everyone with dignity and respect.”

The company has multiple safeguards to prevent hiring discrimination, including measures to prevent disqualifying job candidates because of their criminal record or prior incarceration (where not directly relevant to the position or consistent with business necessity).

For instance:

•
Badger Meter does not have any automatic, across-the-board exclusions for job applicants with criminal convictions that disqualify them from employment or limit their employment opportunities. Furthermore, the company’s job application forms do not include questions about criminal convictions, nor does the company ask any questions about criminal convictions prior to a conditional offer of employment (unless otherwise legally required to do so).
•
After an employment offer is made, the company, in partnership with an outside firm, reviews the applicant’s criminal history and conducts an assessment whereby an applicant may be informed that they might not be onboarded because of past criminal conduct. Prior to withdrawing the employment offer, the process provides the applicant an opportunity to demonstrate that the basis for revocation should not apply; and also considers whether the individual’s additional information shows that the policy as applied is not position-related or is inconsistent with business necessity.

These fair and equitable steps are consistently applied for all applicants.

Finally, related to the proponent’s statements regarding the demographic makeup of formerly incarcerated individuals, the company notes its ongoing and routine utilization of minority hiring agencies and minority job posting sites as part of its commitment to diverse and inclusive hiring.

As a result of the above, the Board believes a report on this topic is unnecessary and recommends a vote AGAINST this proposal.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted against the resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. A vote of the majority of votes cast is required to approve this Proposal. Abstentions will have no effect on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE RESOLUTION ABOVE

SHAREHOLDER PROPOSALS

A shareholder wishing to include a proposal in the Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (referred to as Rule 14a-8), must forward the proposal to our Board of Directors, c/o the Secretary by November 21, 2023.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2024 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Restated By-Laws, to our Board of Directors, c/o the Secretary not less than 60 days and not more than 90 days prior to the second Saturday in the month of April (that is between January 14, 2024 and February 13, 2024), subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. If we do not receive the notice within that time frame, then the notice will be considered untimely and we will not be required to present such proposal at the 2024 Annual Meeting of Shareholders. In addition to satisfying the requirements under our Restated By-Laws, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934. If the Board of Directors chooses to present such proposal at the 2024 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2024 Annual Meeting may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

The cost of solicitation of proxies will be borne by us. Brokers, nominees, fiduciaries or other custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by us for out-of-pocket and reasonable clerical expenses.

The Board of Directors does not intend to present at the Annual Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented at the Annual Meeting by others. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for our fiscal year ended December 31, 2022. The information under the caption “Stock Compensation” in Note 5 to the Consolidated Financial Statements contained in the Annual Report on Form 10-K and the information under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statement contained in the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement. The Form 10-K is posted on our website at badgermeter.com. We will provide a copy of the Annual Report on Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting. We will provide a copy of the exhibits to the Annual Report on Form 10-K without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting who submits a written request for it. Requests for copies of the Annual Report on Form 10-K should be addressed to Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245036, Milwaukee, WI 53224-9536.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report on Form 10-K and Proxy Statement to shareholders. Upon written or phone request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing or calling the Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245306, Milwaukee, WI, 53224-9536.

By Order of the Board of Directors

William R. A. Bergum,
Secretary

March 20, 2023To Sign up

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Todd A. Adams )2) Kenneth C. Bockhorst 03) Henry F. Brooks 04) Melanie K. Cook 05) Gale E. Klappa 06) James W. McGill 07) Tessa M. Myers 08) James F. Stern 09) Glen E. Tellock The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. 3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2022. The Board of Directors recommends you vote AGAINST proposal 4. 4. SHAREHOLDER PROPOSAL REQUESTING A REPORT ON BOARD RACIAL EQUITY. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such, Joint owners should each sign personally. All holders much sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date 0000536035_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com BADGER METER, INC. Annual Meeting of Shareholders April 29, 2022 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Kenneth C. Bockhorst, Robert A. Wrocklage and William R. A. Bergum, or any of them, as proxies for the undersigned at the Annul Meeting of Shareholders of Badger Meter, Inc. to be held at Badger Meter’s headquarters in the Customer Experience Center, located at 4545 West Brown Deer Road, Milwaukee, Wisconsin 53223 on Friday, April 29, 2022 at 8:30 a.m. local time, to vote the shares of stock which the undersigned is entitled to vote at said Meeting or any adjournment or postponement thereof, hereby revoking any other proxy executed by the undersigned for such Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the proxy Statement. This proxy, when properly executed, will be voted I the manner directed herein. If no such direction is made, this proxy will be voted “FOR ALL NOMINEES” identified in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. This proxy is being solicited on behalf of the Board of Directors. Continued and to be signed on reverse side